As filed with the Securities and Exchange Commission on March 17, 2005
Registration No. 333-118328

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No.1

to

FORM S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERVEST MORTGAGE CORPORATION
(Exact name of registrant as specified in governing instruments)

One Rockefeller Plaza
Suite 400
New York, New York 10020-2002
(212) 218-2800

(Address and
telephone number
of registrant’s principal
executive offices)

LAWRENCE G. BERGMAN
VICE PRESIDENT
INTERVEST MORTGAGE CORPORATION
ONE ROCKEFELLER PLAZA (SUITE 400)
NEW YORK, NEW YORK 10020-2002
(212) 218-2800

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:
Thomas E. Willett	William L. Kreienberg
Harris Beach LLP	Harter, Secrest & Emery LLP
99 Garnsey Road	1600 Bausch & Lomb Place
Pittsford, New York 14534	Rochester, New York 14604
(585) 419-8646

Approximate date of commencement of proposed sale to the public; as soon as practicable after the effective date of this registration statement

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This Registration Statement contains 174 pages. The Exhibit Index is on page 69.

The information in this prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 17, 2005

Prospectus	INTERVEST MORTGAGE CORPORATION

Series __/__/__
Maximum $14,000,000
Minimum $12,000,000

We are offering Subordinated Debentures in three maturities with interest rates as follows:

$3,000,000 in total matures April 1, 2009 with interest at 6 1/4% per annum
$4,500,000 in total matures April 1, 2011 with interest at 6 1/2% per annum
$6,500,000 in total matures April 1, 2013 with interest at 7% per annum

At the time of subscription, a purchaser may elect to receive quarterly payments of interest or have the interest accrue.

If the purchaser elects to receive quarterly payments of interest, interest on the debentures will be paid on the first day of each calendar quarter at the following interest rates: 6 1/4%, 6 1/2% or 7%, depending on the maturity selected, with the principal payable at maturity.

If the purchaser elects to have the interest accrue, then, in addition to interest accruing on the principal balance, interest will accrue each calendar quarter on the balance of the accrued interest as of the last day of the preceding calendar quarter at the same rate of interest, with all accrued interest, together with the principal balance, payable at maturity. A schedule setting out the accrual of interest is included at page 33.

The debentures are being offered by Sage, Rutty & Co., Inc., which we sometimes refer to in this prospectus as the underwriter, and by other participating broker/dealers. The underwriters must sell the minimum amount of debentures offered ($12,000,000 principal amount) if any are sold. The underwriters are required to use only their best efforts to sell the maximum amount of debentures offered ($14,000,000 principal amount). Pending the sale of the minimum amount, all proceeds will be deposited in an escrow account with Canandaigua National Bank and Trust Company. In the event that the minimum amount is not sold prior to __________, the offering will terminate and all funds will be returned promptly to subscribers, with any interest earned on the escrow account to be distributed in proportion to the amount paid by each subscriber without regard to the date paid. The offering will continue until all debentures are sold or until 120 days after the minimum amount is sold, whichever is earlier. The minimum investment is $10,000 principal amount of debentures. There is no established trading market for the debentures and one is unlikely to emerge.

---------------------------------------

THE DEBENTURES INVOLVE VARIOUS RISKS AS DESCRIBED HEREIN.
See “Risk Factors on Page 6.”

THE DEBENTURES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE
FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. THE DEBENTURES MAY LOSE VALUE.

---------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

	Price to	Underwriting Fees	Proceeds to
	Public	and Commissions(1)	Company(1)(2)

Per Debenture	$10,000	$800	$9,200
Minimum Offering	$12,000,000	$820,000	$11,180,000
Maximum Offering	$14,000,000	$895,000	$13,105,000

(1)The Company will pay the underwriter a commission of 3% of the purchase price of each debenture maturing April 1, 2009, 5% of the purchase price of each debenture maturing April 1, 2011 and 7% of each debenture maturing April 1, 2013, which are sold by the underwriter or participating dealers. In addition, the Company will pay the underwriter a fee equal to ½ of 1% of the aggregate amount of debentures maturing April 1, 2009 and 1% of the aggregate amount of debentures maturing April 1, 2011 and 2013.

(2) Does not include other expenses of the offering payable by the Company, which are estimated to be approximately $130,000. See “Use of Proceeds.”

----------------------------

Sage, Rutty & Co., Inc.

The date of this Prospectus is ________________, ____

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. We also have filed a registration statement, including exhibits, which contains more information on our company and the securities offered in this prospectus. You may read and copy this information at the following SEC location:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. may be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a worldwide website that contains reports, proxy statements and other information about registrants, such as us, that file electronically with the SEC. The address of that website is: http:\\www.sec.gov.

Purchasers of debentures will be furnished annual consolidated financial statements, including a balance sheet and statements of operations, accompanied by a report of our independent auditors stating that (i) an audit of such financial statements has been made in accordance with auditing principles generally accepted in the United States of America, and (ii) the opinion of the auditors with respect to the financial statements and the accounting principles and practices reflected therein and as to the consistency of the application of the accounting principles generally accepted in the United States of America, and identifying any matters to which the accountants take exception and stating, to the extent practicable, the effect of each such exception on the financial statements.

WHO SHOULD INVEST

The purchase of the debentures involves certain risks and, accordingly, is suitable only for persons or entities of adequate means having no need for liquidity in their investment. We have established a minimum suitability standard which requires that an investor either (i) has a net worth of at least $40,000 (exclusive of home, furnishings and automobiles) and had during his last year or estimates that he will have during his current tax year an annual gross income of at least $40,000, or (ii) has a net worth of at least $100,000 (exclusive of home, furnishings and automobiles), or (iii) that he is purchasing in a fiduciary capacity for a person or entity meeting such conditions. In the case of sales to fiduciary accounts, such conditions must be met by the beneficiary of the account. Where the fiduciary is the donor of the funds for investment, the fiduciary must meet the suitability standards.

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. You should read the summary in conjunction with the more detailed information appearing elsewhere in this document.

The Company. Intervest Mortgage Corporation, sometimes called Intervest in this document, is a New York corporation which was incorporated in April of 1987. We presently own mortgages on real estate, and intend to acquire additional interests in real estate, including the acquisition and origination of additional mortgages. Our mortgage portfolio is composed predominantly of mortgages on multi-family apartment buildings. We are a wholly-owned subsidiary of Intervest Bancshares Corporation, which is a financial holding company registered under the Bank Holding Company Act of 1956. Intervest Bancshares Corporation is also the parent company of Intervest National Bank, a national bank with its main office in New York, New York and four branch offices in Clearwater, Florida and one in South Pasadena, Florida, and Intervest Securities Corporation, a registered broker-dealer and member firm of the NASD. We maintain our offices at One Rockefeller Plaza, Suite 400, New York, New York 10020-2002, and our telephone number is 212-218-2800.

Securities Offered. $14,000,000 principal amount of Series __/__/__ Subordinated Debentures in three maturities, as follows: $3,000,000 total principal amount of Subordinated Debentures due April 1, 2009, $4,500,000 total principal amount of Subordinated debentures due April 1, 2011, and $6,500,000 total principal amount of Subordinated Debentures due April 1, 2013. The three maturities will be offered at the same time and purchasers must specify the maturity or maturities they wish to purchase. At the time of purchase, the purchaser may elect to have interest payable quarterly on the first day of each calendar quarter, or to have interest accrue. Interest on the principal amount of the debentures will either be paid or will accrue each calendar quarter at the following interest rates: 6 1/4% for debentures maturing April 1, 2009; 6 1/2% for debentures maturing April 1, 2011; and 7% for debentures maturing April 1, 2013. If the purchaser has elected to have interest accrue, then, in addition to interest accruing on the principal balance, interest will accrue each calendar quarter on the balance of the accrued interest at the same interest rate, with all accrued interest, together with the principal balance, payable at maturity. The debentures will be unsecured obligations and will be subordinated to all of our senior indebtedness. As of December 31, 2004, we had no senior indebtedness. There is no limitation on the amount of senior indebtedness which we may issue. We may issue additional unsecured indebtedness which will be pari passu, or rank equally, with the debentures. The debentures will be redeemable, in whole or in part, at any time at our option. See “Description of Debentures.”

Use of Proceeds. We will use the net proceeds from the sale of the debentures, after payment of expenses of the Offering, for general corporate purposes, including the origination or purchase of additional mortgages or interests in real estate in accordance with our mortgage investment policy and real estate investment policies. See “Transactions with Management” and “Use of Proceeds.”

Summary Financial Information. The following summary financial information is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this prospectus.

Balance Sheet Summary

	December 31,
($ in thousands)	2004	2003	2002	2001	2000

Total Assets	$122,451	$119,578	$97,311	$83,083	$74,860
Cash and Cash Equivalents	17,151	25,772	17,946	16,752	19,476
Mortgages - Net	100,188	89,116	73,398	62,647	51,992
Total Debenture
Obligations(2)	97,069	99,402	84,751	72,113	64,347
Stockholder’s Equity	23,527	18,173	11,413	9,847	9,269
___________

Income Statement Summary(1)

	Year Ended December 31,
($ in thousands)	2004	2003	2002	2001	2000 (6)

Net Interest Income(3)	3,085	$3,082	$2,937	$1,776	$1,597

Non-Interest Income(4)	4,916	2,799	2,056	1,151	755

Non-Interest Expenses(5)	3,622	2,626	2,220	1,854	2,111

Income before taxes	4,379	3,255	2,773	1,073	241

Provision for Income Taxes	2,025	1,496	1,207	495	112

Net income	2,354	1,759	1,566	578	129

Ratio of Earnings to fixed charges(7)	1.6	1.5	1.4	1.2	1.1

Notes:

(1)	Certain reclassifications were made to amounts for 2000 to conform to the current period presentation.
(2)	Includes obligations and accrued interest payable at maturity.
(3)	Includes total interest and fee income, less interest on debentures, and excluding amortization of deferred debenture offering costs.
(4)	Includes service agreement income, gain on early repayment of mortgages and other income.
(5)	Includes amortization of deferred debenture offering costs, general and administrative expenses and, for 2000, a $382,000 charge for early retirement of certain debentures.
(6)	For purposes of this schedule, reclassified to give effect to Financial Accounting Standards Board's Statement No. 145.
(7)
The ratio of earnings to fixed charges has been computed by dividing earnings (before the provision for income taxes and fixed charges) by fixed charges. Fixed charges consist of interest incurred during the period and amortization of deferred debenture offering costs.

Risk Factors. An investment in the debentures involves certain risks and prospective investors should carefully consider the various risk factors. See “Risk Factors.”

Risk Factors

You should carefully consider the following factors together with the other matters described or incorporated by reference in this prospectus before deciding whether to purchase debentures in this offering.

We have not yet identified what investments will be made with the net proceeds we receive in this offering

We intend to use the net proceeds of this offering to originate or acquire mortgage interests in conformity with our mortgage investment policies and our past practices. We may also acquire other interests in real properties in accordance with our real estate investment policies. These policies are described later in this document. As of the date of this prospectus, we have not specified uses of the net proceeds. This is customarily referred to as a blind pool. All determinations concerning the use of the net proceeds will be made by our management. Accordingly, there is a greater degree of uncertainty concerning the return on any investments we might make, than would be the case if specific investments were identified. Holders of our debentures will not have the opportunity to evaluate any mortgages or other real property interests that may be acquired with the proceeds of this offering.

Investments in junior mortgages may be riskier than investments in senior mortgages

As of December 31, 2004 we owned fifty five (55) junior mortgages, and we may acquire additional junior mortgages in the future. Our junior mortgages constitute approximately 41% of the aggregate principal amount of our mortgages. In the event the owner of mortgaged property securing a junior mortgage owned by us defaults on a senior mortgage secured by the property, the holder of the senior mortgage may independently commence foreclosure proceedings. In the event this occurs, there can be no assurance that we will have funds available to cure the default, assuming this would be our desired course of action, in order to prevent foreclosure. If there is a foreclosure on the senior mortgage, as the owner of the junior mortgage we will only be entitled to share in liquidation proceeds after all amounts due to senior lienholders have been fully paid. Actual proceeds available for distribution upon foreclosure may be insufficient to pay all sums due on the senior mortgage, other senior liens and on our junior mortgage, and the costs and fees associated with such foreclosure.

Recovery of non-recourse mortgages is limited to the property itself

The majority of our mortgages are non-recourse or limited recourse. It is expected that most mortgages that we acquire in the future will be non-recourse or limited recourse as well. Under the terms of non-recourse mortgages, the owner of the property subject to the mortgage has no personal obligation to pay the mortgage note which the mortgage secures. In addition, our mortgages are primarily on multifamily residential properties and our mortgages are not insured by the Federal Housing Administration, the Veterans’ Administration or any other governmental agency. Therefore in the event of a default, our ability to recover our investment is solely dependent upon the value of the mortgaged property and the outstanding principal and interest balances of any loans secured by mortgages and liens that are senior in right to us, which must be paid from the net proceeds of any foreclosure proceeding. Any loss we may incur as a result of the foregoing factors may have a material adverse effect on our business, financial condition and results of operations. At December 31, 2004: three of the mortgages in our portfolio (representing approximately 6% of the principal balance in our portfolio) allowed recourse against the mortgagor only with respect to liabilities related to tenant security deposits; and fifty four (54) of the mortgages (representing approximately 56% of the principal balance in our portfolio) allowed recourse against the mortgagor only with respect to liabilities related to tenant security deposits, proceeds from insurance polices, losses arising under environmental laws and losses resulting from waste or acts of malfeasance. Thirty five (35) loans, representing approximately 37% of the portfolio, are full recourse. The balance of our loans were without any recourse. In addition, at December 31, 2004, thirty five (35) of our mortgages were guaranteed by third parties.

We may compete with, and we do provide services to, our banking affiliates

We are a wholly-owned subsidiary of Intervest Bancshares Corporation, a financial holding company with one banking subsidiary (the "Bank"). The Bank also originates and acquires mortgages and, from time to time, we may compete with the Bank for mortgage opportunities. In addition, we have an agreement with the Bank whereby we render various services. There are conflicts of interest inherent in all our dealings with our affiliates including:

•	our acquisition of mortgages from affiliates or sale of mortgages or mortgage interests to affiliates,
•	our retention of affiliates to perform services for us, including mortgage servicing, and
•	our retention by affiliates to perform services for them.

It is unlikely that these conflicts will be resolved by arm’s-length bargaining. Matters involving conflicts of interests will be approved or ratified by a majority vote of our board of directors, including a majority of our “independent” directors, who are neither officers nor employees of ours or our affiliates, in attendance at any meeting considering such matters. However, such persons may serve as directors of the company, as well as its affiliates. No assurance can be given that matters involving conflicts of interests will be resolved in the manner most favorable to holders of our debentures, or that we will pursue, or fully pursue, our rights or remedies against our affiliates. Certain of our directors also have other relationships and/or agreements with us. See “Transactions with Management.”

The debentures are not bank deposits. Although we have a bank affiliate, the debentures are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The debentures may lose value.

The debentures are subordinated to other indebtedness, which could limit collectability of the debentures in the event of bankruptcy

The payment of principal and interest on the debentures is subordinated to the prior payment in full of all of our existing and future senior indebtedness. Consequently, in the event we undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our assets will be available to pay obligations on the debentures only after all of our senior indebtedness has been paid in full. There may not be sufficient assets remaining to pay amounts due on the debentures after such senior indebtedness has been paid. As of December 31, 2004, we had no senior indebtedness. However, neither the debentures nor the indenture limit or restrict our ability to incur senior indebtedness or indebtedness that is pari passu with the debentures. Indebtedness that is pari passu with the debentures has no priority of payment over and is not subordinated in right of payment to the debentures. Accordingly, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, any assets of ours remaining after payment to lenders of senior indebtedness will be paid pro rata among the holders of the debentures and the holders of pari passu indebtedness.

The underwriter is not obligated to purchase the debentures, which may limit the net proceeds we actually receive in this offering

No commitment exists on the part of the underwriter to purchase all or any part of the debentures. Consequently, no assurance can be given as to the amount of debentures that will be sold, if any. If at least $12,000,000 of debentures are not sold by ___________, 2005, all subscription funds will be refunded to subscribers, with interest in proportion to the amount paid and without regard to the date paid.

Absence of public market for the debentures could limit opportunities to sell your debentures in the future

The debentures are new securities for which there is no trading market. We do not intend to apply for listing of the debentures on any securities exchange or for quotation through an automated quotation system. There is currently no established trading market for previous series of debentures we have issued. Although there are generally no restrictions on the transfer of debentures, the absence of an established trading market makes it more difficult to sell or transfer debentures. There can be no assurance that a market may develop in the future, and there can be no assurance as to the ability of holders of debentures to sell their debentures. If such a market were to exist, the debentures could trade at prices that may be higher or lower than their principal amount depending on many factors, including prevailing interest rates, the market for similar debt instruments and our financial performance.

We have not set aside funds to pay the debentures when they mature

There is no sinking fund for retirement of the debentures at or prior to their maturity. We anticipate that principal and accrued interest on the debentures will be paid from our working capital, or from the proceeds of a refinancing of the debentures. However, no assurance can be given that we will have sufficient funds available to pay the debentures at maturity. The debentures are subordinated and unsecured obligations of ours. As a result, if we are unable to pay the debentures at their maturity, your ability to recover the principal amount of the debentures and any outstanding interest may be limited by the terms and amount of our senior indebtedness and pari passu indebtedness.

Our assets are heavily concentrated in mortgages on properties located in New York City, and accordingly our business and operations are more vulnerable to downturns in the economy of this concentrated geographic area

Forty two (42) of the ninety six (96) mortgage loans in our portfolio are secured by multi-family properties located in the City of New York. These loans represent approximately 43% of the principal balance of our portfolio. Many of these properties are subject to rent control and rent stabilization laws imposed in the City of New York, which limit the ability of the property owners to increase rents. We anticipate that a substantial portion of the mortgages that we may acquire with the net proceeds of this offering are also likely to be liens on real estate located in the New York metropolitan area. This concentration in the number, type or location of our investments could have a material adverse effect on our business, financial condition or results of operations.

Terrorist acts and armed conflicts may adversely affect our business.

Terrorist acts, such as those that occurred on September 11, 2001, and armed conflicts, such as the war on terrorism, may have an adverse impact on our results of operations and on the economy generally. While these matters have not had a material adverse affect on our business, there can be no assurances as to any future impact.

Our business will suffer if we do not continually identify and invest in mortgages

Our success, in large part, depends on our ability to invest most of our assets in mortgages. We may be unable to so invest the optimum percentage of our assets because of a lack of available mortgages that meet our investment criteria. As a result, we may experience lower rates of return from investment of our assets, which could have a material adverse effect on our business, financial condition or results of operations.

Fluctuations in interest rates and credit terms could adversely affect our ability to collect on mortgage loans having balloon payment features

Eighty nine (89) of the mortgage loans in our portfolio, representing approximately 93% of the principal balance of our portfolio have balloon payments due at the time of their maturity. We may acquire additional mortgage loans that have balloon payments due at maturity. Volatile interest rates and/or erratic credit conditions and supply of available mortgage funds at the time these mortgage loans mature may cause refinancing by the borrowers to be difficult or impossible, regardless of the market value of the collateral at the time such balloon payments are due. In the event borrowers are unable to refinance these mortgage loans, or in the event borrowers are otherwise unable to make their balloon payments when they become due, such borrowers may default on their mortgage loans, which will have a material adverse effect on our business, financial condition and results of operations.

Competition may affect our ability to generate desired returns on our investments

We experience significant competition from banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, real estate investment trusts, limited partnerships and other lenders and investors engaged in purchasing mortgages or making real property investments with investment objectives similar in whole or in part to ours. An increase in the general availability of investment funds may increase competition in the making of investments in mortgages and real property. Many of our current and potential competitors have significantly greater financial and marketing resources. These competitors may be able to offer more favorable credit terms to mortgagors simply because of their resources. Such competition may require that we alter our credit terms, including reduced origination fees, lower interest rates or less restrictive covenants, which may result in a reduction in our expected return on investments and increased exposure to defaults, which could have a material adverse effect on our business, financial condition and results of operations.

Holders of our debentures will have no say over our management and affairs

All decisions with respect to our management will be made exclusively by our officers and directors. Holders of our debentures have no right or power to take part in management. Prospective investors will be entirely reliant on our officers and directors and will not be able to evaluate for themselves the merits of proposed mortgage or other real estate investments. Accordingly, no person should purchase debentures unless he or she is willing to entrust all aspects of our management to our officers and directors. See “Management.”

Investments in mortgages and ownership of real property are susceptible to factors outside our control

All mortgage loans are subject to some degree of risk, including the risk of default by a borrower on the mortgage loan. In addition, an owner of a mortgage may have to foreclose on the mortgage to protect its investment and may thereafter operate the mortgaged property, in which case it is exposed to the risks inherent in the ownership of real estate. A borrower’s ability to make payments due under a mortgage loan, and the amount we, as mortgagee, may realize after a default, is dependent upon the risks associated with real estate investments generally, including:

•	general or local economic conditions,
•	neighborhood values,
•	interest rates,
•	real estate tax rates,
•	operating expenses of the mortgaged properties,
•	supply of and demand for rental units,
•	supply of and demand for properties,
•	ability to obtain and maintain adequate occupancy of the properties,
•	zoning laws,
•	governmental rules, regulations and fiscal policies, and
•	acts of God

We have little or no control over these risks. As we expand our mortgage portfolio, we may experience in the future some or all of these risks, which may have a material adverse effect on our business, financial condition and results of operations.

Certain expenditures associated with real estate equity investments, principally real estate taxes and maintenance costs, are not necessarily decreased by events adversely affecting our income from such investments. Therefore, the cost of operating a real property may exceed the rental income earned from such property, and we may have to advance funds in order to protect our investment or we may be required to dispose of the real property at a loss. The above factors could adversely affect our ability to generate revenues, resulting in reduced levels of profitability.

If we are required to foreclose on mortgages, our return on investment may be less than we expected

In the event we are required to foreclose on a mortgage or otherwise pursue our remedies in order to protect our investment, there can be no assurance that we will recover funds in an amount equal to our projected return on our investment or in an amount sufficient to prevent a loss to us.

Our business is affected by prevailing interest rates and the availability of funds

The real estate industry in general and the kinds of investments which we make in particular may be affected by prevailing interest rates, the availability of funds and the generally prevailing economic environment. The direction of future interest rates and the willingness of financial institutions to make funds available for real estate financing in the future is difficult to predict. The real property underlying any mortgages that may be acquired with the proceeds of this offering and the properties underlying our present mortgage loans will also be affected by prevailing economic conditions and the same factors associated with the ownership of real property, which may affect the ability to collect rent and the borrower’s ability to repay, respectively. We cannot predict what effect, if any, prevailing economic conditions will have on our ability to make mortgage loans or on the operations of the property subject to our investments.

Prepayments of mortgage loans could reduce expected returns on investment

Although many of our mortgage loans include penalties for prepayment, fluctuating interest rates may provide an incentive for borrowers to prepay their loans. If we are unable to reinvest the proceeds of such prepayments at the same or higher interest rates, our business, financial condition and results of operations may be adversely affected.

Any difficulty in accessing additional capital may prevent us from achieving our business objectives

To the extent that our available working capital reserves are not sufficient to defray expenses and carrying costs which exceed our income, it will be necessary to attempt to borrow such amounts. Any required additional financing may be unavailable on terms favorable to us, or at all. If additional financing is not available when required or is not available on acceptable terms, we may be forced to liquidate certain investments on terms which may not be favorable to us. We may also be unable to take advantage of investment opportunities or respond to competitive pressures.

Compliance with environmental laws can be costly

Federal and state statutes impose liability on property owners and operators for the clean-up or removal of hazardous substances found on their property. Courts have extended this liability to lenders who have obtained title to properties through foreclosure or have become involved in managing properties prior to obtaining title. In addition, these statutes allow the government to place liens for environmental liability against the affected properties, which liens are senior in priority to other liens, including mortgages against the properties. We cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations may require expenditures by us which may be material. We intend to monitor such laws and take commercially reasonable steps to protect ourselves from the impact of such laws; however, there can be no assurance that we will be fully protected from the impact of such laws.

USE OF PROCEEDS

The net proceeds of the offering, after payment of underwriting fees and commissions and offering expenses, are estimated at $12,975,000 if the maximum amount ($14,000,000) of the debentures are sold, and are estimated at $11,050,000 if the minimum amount ($12,000,000) of the debentures are sold. Such proceeds will be held in trust for the benefit of the purchasers of debentures, and only used for the purposes set forth herein. Net proceeds will become part of our working capital and will be used to purchase mortgages or interests in real estate in accordance with our mortgage and real estate investment policies. The following table sets forth the sources and amount of funds which will be available to us upon completion of the offering and the approximate use of said funds.

	Minimum		Maximum
	Offering Amount	Percent	Offering Amount	Percent
SOURCES:

Sale of Debentures	$12,000,000	100.0%	$14,000,000	100.0%

USES OF PROCEEDS:

Underwriting fees and
commissions	820,000	6.9%	895,000	6.3%
Offering expenses	130,000	1.1%	130,000	1.0%
Working Capital	11,050,000	92.0%	12,975,000	92.7%
Total	$12,000,000	100.0%	$14,000,000	100.0%

Pending investment of the net proceeds as specified above, we plan to invest such proceeds in highly liquid sources, such as interest-bearing bank accounts, bank certificates of deposit or other short term money market instruments. It is presently anticipated that such short term investments would be for a period not in excess of six months, although such time could be extended if appropriate mortgages or other interests in real estate are not identified for investment.

It is presently anticipated that specified mortgage and/or real estate investments will be identified over the course of approximately six months after the completion of the offering. Selected investments will meet the criteria and characteristics embodied in our present investment policies. See “History of Business - Real Estate Investment Policies and Mortgage Investment Policy.” It is not anticipated that any single investment will be in an amount which exceeds ten percent (10%) of our total assets. In no event, will more than ten percent (10%) of the proceeds be used to acquire equity interests in unimproved and/or non-income-producing property.

In the event that any real estate that may be acquired is subsequently resold or refinanced, any proceeds received therefrom will become part of our working capital and will be available for reinvestment. Any fees or commissions paid by us to affiliates, or received by us from our affiliates, in connection with any such resale or refinancing, will be on terms comparable with those that would be paid to unaffiliated parties. See “Transactions with Management.”

MARKET INFORMATION

We are a wholly-owned subsidiary of Intervest Bancshares Corporation, so there is no established trading market for our common stock.

CAPITALIZATION

The following table sets forth the capitalization of Intervest as of December 31, 2004, and as adjusted to give effect to the sale of the debentures offered hereby:

		As Adjusted
		Minimum	Maximum
	At December
	31, 2004	Offering	Offering
		(Unaudited)
Long Term Debt:

Debenture Interest Payable
at Maturity	$8,219,000	$8,219,000	$8,219,000
Outstanding Debentures	88,850,000	88,850,000	88,850,000
Debentures Offered	-----	12,000,000	14,000,000
	97,069,000	109,069,000	111,069,000

Stockholder’s Equity:
Common Stock, No Par Value,
200 shares authorized,
100 shares issued and
outstanding	2,100,000	2,100,000	2,100,000
Additional Paid-in Capital	11,510,000	11,510,000	11,510,000
Retained Earnings	9,917,000	9,917,000	9,917,000
Total Stockholder’s Equity	23,527,000	23,527,000	23,527,000
Total Capitalization	$120,596,000	$132,596,000	$134,596,000

____________

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Intervest Mortgage Corporation and its wholly owned subsidiaries, Intervest Distribution Corporation and Intervest Realty Servicing Corporation (hereafter referred to as the "Company" on a consolidated basis), are engaged in the real estate business, including the origination and purchase of real estate mortgage loans, consisting of first mortgage and junior mortgage loans.

Intervest Bancshares Corporation (which is a financial holding company and hereafter referred to as the "Parent Company") owns 100% of the capital stock of the Company. The Company's executive officers are directors of the Company and are also officers, directors and principal shareholders of the Parent Company. In addition to Intervest Mortgage Corporation, the Parent Company also owns Intervest National Bank (a national bank with its headquarters and full-service banking office in Rockefeller Center, New York City, and four full-service banking offices in Clearwater, Florida and one in South Pasadena, Florida) and Intervest Securities Corporation (a broker/dealer that is an NASD and SIPC member firm also located in Rockefeller Center, New York City). Intervest Securities Corporation participates as a selected dealer from time to time in the Company's offerings of debentures.

The Company has historically invested primarily in short-term real estate mortgage loans secured by income producing real property that mature within approximately five years. The properties to be mortgaged are inspected by representatives of the Company and mortgage loans are made only on those types of properties where management is knowledgeable as to operating income and expense. The Company generally relies upon management in connection with the valuation of properties. From time to time, however, it may engage independent appraisers and other agents to assist in determining the value of income-producing properties underlying mortgages, in which case the costs associated with such services are generally paid by the mortgagor. The Company does not finance new construction. While the Company has not previously made acquisitions of real property, it may also, from time to time, acquire interests in real property, including fee interests.

The Company's mortgage portfolio is composed predominantly of mortgages on multi-family residential properties, many of which are subject to applicable rent control and rent stabilization statutes and regulations. In both cases, any increases in rent are subject to specific limitations. As such, properties of the nature of those constituting the most significant portion of the Company's mortgage portfolio are not affected by the general movement of real estate values in the same manner as other income-producing properties.

The prepayment of mortgage loans tends to increase during periods of declining interest rates and tends to decrease during periods of increasing interest rates. Certain of the Company's mortgages include prepayment provisions, and others prohibit prepayment of indebtedness entirely. As of December 31, 2004, of the ninety six (96) mortgages in the portfolio: four allow prepayment without a fee payment; three prohibit prepayment; forty eight (48) permit prepayment only after passage of a specific period, after which time a fee is imposed for prepayment and forty one (41) permit prepayment after payment of fees ranging from 0.5% up to 5% of the principal balance.

The Company's profitability depends on its net interest income, which is the difference between interest income generated from its mortgage loans and the interest expense, inclusive of amortization of offering costs, incurred on its debentures. The Company's profitability is also affected by its noninterest income and expenses, provision for loan losses and income tax expense. Noninterest income consists of fee income from providing mortgage loan origination and other services to Intervest National Bank as well as loan service charges and prepayment income generated from the Company's loan portfolio. Noninterest expense consists mainly of compensation and benefits expense, occupancy expenses, professional fees, insurance expense and other operating expenses.

The Company's profitability is significantly affected by general economic and competitive conditions, changes in market interest rates, government policies and actions of regulatory authorities. Since the properties underlying the Company's mortgages tend to be concentrated in the New York City area, the economic conditions in that area also have an impact on the Company's operations. Additionally, terrorist acts, such as those that occurred on September 11, 2001, and armed conflicts, such as the war on terrorism, may have an adverse impact on economic conditions.

Critical Accounting Policies

An accounting policy is deemed to be "critical" if it is important to a company's results of operations and financial condition, and requires significant judgment and estimates on the part of management in its application. The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain amounts reported in the financial statements and related disclosures. Actual results could differ from these estimates and assumptions. The Company believes that the estimates and assumptions used in connection with the amounts reported in its financial statements and related disclosures are reasonable and made in good faith. The Company believes that currently its most critical accounting policy relates to the determination of its allowance for mortgage loan losses. For a further discussion of this policy as well as all of the Company's significant accounting policies, see note 1 to the consolidated financial statements.

Comparison of Financial Condition at December 31, 2004 and December 31, 2003

    Total assets at December 31, 2004 increased to $122,451,000, from $119,578,000 at December 31, 2003. The increase is the result of new mortgage loans, partially offset by a decrease in cash and cash equivalents.

        Cash and cash equivalents decreased to $17,151,000 at December 31, 2004, from $25,772,000 at December 31, 2003 due primarily to a lower level of short-term investments. Mortgage loans receivable, net of unearned income and allowance for loan losses, amounted to $100,188,000 at December 31, 2004, compared to $89,116,000 at December 31, 2003. The growth reflected new originations, partially offset by principal repayments.

     At December 31, 2004, one loan with a principal balance of $179,000 was on nonaccrual status, compared to two loans with an aggregate principal balance of $1,057,000 at December 31, 2003. These loans were considered impaired under the criteria of SFAS No.114. However a specific valuation allowance was not maintained at any time since the Company believes the estimated fair value of each of the underlying properties is greater than its recorded investment.

     The allowance for loan losses amounted to $332,000 at December 31, 2004, compared to $191,000 at December 31, 2003. The increase reflected a $141,000 provision resulting from an increase in loans outstanding during 2004. The increased provision was also the result of management's decision to increase the allowance for loan losses by five basis points on the entire portfolio based upon the increase in mortgage loans outstanding. The adequacy of the allowance is evaluated monthly with consideration given to a number of factors, which are discussed in note 1 to the consolidated financial statements. Although management believes it uses the best information available to make determinations with respect to the need for and amount of the allowance, future adjustments may be necessary if economic conditions or other factors differ from those assumed.

     Deferred debenture offering costs, net of accumulated amortization, increased to $3,271,000 at December 31,2004, from $2,851,000 at December 31, 2003. The increase was primarily due to $1,554,000 of additional deferred costs associated with issuing new debentures, partially offset by normal amortization.

        Total liabilities at December 31, 2004 decreased to $98,924,000, from $101,405,000 at December 31, 2003. The decrease primarily reflected a lower level of debenture interest payable, partially offset by an increase in subordinated debentures payable.

     Subordinated debentures payable increased to $88,850,000 at December 31, 2004 from $87,350,000 at December 31, 2003. The increase was due to the issuance of Series 11/28/03 and 6/7/04 debentures totaling $21,500,000 in principal amount. The sales, after underwriter's commissions and other issuance costs, resulted in net proceeds of $19,924,000. The new debentures were offset by Series 5/12/95 debentures that were redeemed on March 1, 2004 (principal of $9,000,000 and accrued interest of $2,749,000), Series 6/28/99 debentures (due 7/1/04) that matured and were retired on 7/1/04 (principal of $2,000,000 and accrued interest of $980,000) and Series 10/19/95 debentures (principal of $9,000,000 and accrued interest of $2,133,000) that matured and were retired on 10/01/04.

At December 31, 2004, debenture interest payable at maturity amounted to $8,219,000, compared to $12,052,000 at year-end 2003. The decrease was due to the repayment of interest resulting from the maturity or early redemption of debentures, partially offset by the normal accrual of interest on outstanding debentures. Nearly all of the accrued interest payable at December 31, 2004 is due and payable at the maturity of the various debentures.

Stockholder's equity increased to $23,527,000 at December 31, 2004, from $18,173,000 at December 31, 2003 due to net income of $2,354,000 and capital contributions from the Parent Company totaling $3,000,000.

Comparison of Results of Operations for the Years Ended December 31, 2004 and 2003

The Company's net income increased by $595,000 to $2,354,000 in 2004 from $1,759,000 in 2003. The increase was primarily due to a $1,919,000 increase in service fee income received from Intervest National Bank and a $627,000 increase in interest and fee income on mortgage loans, partially offset by a $764,000 increase in general and administrative expenses, a $624,000 increase in interest on debentures and a $529,000 increase in income tax expense.

         The following table provides information on average assets, liabilities and stockholders' equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for 2004 and 2003. The yields and rates shown are based on a computation of income/expense (including any related fee income or expense) for each year divided by average interest-earning assets/interest-bearing liabilities during each year. Average balances are derived from daily balances. Net interest margin is computed by dividing net interest and dividend income by the average of total interest-earning assets during each year.

	For the Year Ended December 31,
	2004			2003
	Average	Interest	Yield/	Average	Interest	Yield/
($ in thousands)	Balance	Inc./Exp.	Rate	Balance	Inc./Exp.	Rate
Assets
Mortgage loans receivable (1)	$102,789	$9,657	9.40%	$91,123	$9,066	9.95%
Short-term investments	16,167	239	1.48	13,502	203	1.50
Total interest-earning assets	118,956	$9,896	8.32%	104,625	$9,269	8.86%
Noninterest-earning assets	4,551			3,659
Total assets	$123,507			$108,284

Liabilities and Stockholders' Equity
Debentures and accrued interest payable	$100,022	$7,945	7.94%	$92,172	$7,140	7.75%
Noninterest-bearing liabilities	2,486			1,858
Stockholders' equity	20,999			14,254
Total liabilities and stockholders’ equity	$123,507			$108,284
Net interest income		$1,951			$2,129
Net interest-earning assets/margin	$18,934		1.64%	$12,453		2.03%
Ratio of total interest-earning assets to total interest-bearing liabilities	1.19x			1.13x

Mortgage loans receivable include non-performing loans.

Net interest income is a major source of the Company's revenues and is influenced primarily by the amount, distribution and repricing characteristics of its interest-earning assets and interest-bearing liabilities as well as by the relative levels and movements of interest rates.

Net interest income amounted to $1,951,000 in 2004, compared to $2,129,000 in 2003. The decrease in net interest income was due to a lower net interest margin, partially offset by growth in the Company's total interest-earning assets. The decrease in the margin to 1.64% in 2004 from 2.03% in 2003 was due to the Company's yield on interest-earning assets decreasing without an offsetting decrease in its cost of subordinated debentures. The growth in average assets consisted of an increase in mortgage loans of $11,666,000 and short-term investments of $2,665,000, funded by new debentures of $7,850,000 and a $6,745,000 increase in average stockholders' equity.

During 2004, the Company continued to operate in a refinancing environment where higher rate loans were paid off and lower rate loans were originated for its portfolio. This contributed to a reduction in net interest income, the effects of which were partially offset by an increase in gain on the early repayment of mortgages.

The Company's yield on interest-earning assets decreased 54 basis points to 8.32% in 2004 due to lower rates on new mortgage loans originated and prepayments of higher-yielding loans. The cost of debentures increased 19 basis points to 7.94% in 2004 largely due to the redemption of Series 5/12/95 and Series 10/19/95 floating-rate debentures totaling $18,000,000. These debentures were indexed to the JPMorgan Chase Bank prime rate and had an interest rate of between 4.00% and 4.75% at the time of redemption.

Servicing agreement income increased to $4,262,000 in 2004, from $2,343,000 in 2003. The increase of $1,919,000 was the result of increased loan origination services provided to Intervest National Bank.
Gain on early repayment of mortgages increased to $447,000 in 2004, from $260,000 in 2003. The increase of $187,000 was the result of an increase in the number of loans that were repaid prior to maturity in the 2004 compared to 2003.

The provision for loan losses was $141,000 in 2004, compared to $90,000 in 2003. The higher provision reflected an increase in loans outstanding during 2004 as well as a five basis point increase in 2004 in the amount of allowance maintained on the entire portfolio.

General and administrative expenses increased to $2,347,000 in 2004, from $1,583,000 in 2003, largely due to increases in salaries and employee benefits expenses, occupancy expenses, professional fees and directors' fees, and the commencement of a management fee that is paid by the Company to the Parent Company.

Salaries and employee benefits expense increased $353,000 due to an increase in staff, a higher cost of employee benefits, bonus payments and salary increases. The Company had 17 fulltime employees at December 31, 2004 versus 16 at December 31, 2003.

Occupancy expenses increased $257,000 due to the payment of additional rent on the Company's new office space. The Company shares, under an informal agreement, office space with its Parent Company which leases the entire fourth floor, approximately 21,500 square feet, of One Rockefeller Plaza in New York City. This lease expires March 2014. The Company occupies approximately one half of the space. The Company's share of the rent and related expenses was approximately $35,000 per month in 2004. The lease on the Company's former space expired in September 2004 and the Company's obligation to pay approximately $22,000 per month ended in September 2004.

Beginning in the third quarter of 2004, the Company commenced paying a management fee to the Parent Company of $37,500 per quarter. There was no management fee in 2003. Professional fees increased by $23,000 due to higher audit fees. Director fees increased by $40,000 due to higher fees paid to directors for each board and committee meeting attended. The fees were increased in June 2003 and October 2004.

The provision for income taxes amounted to $2,025,000 and $1,496,000 in 2004 and 2003, respectively. The provision represented 46% of pretax income for 2004 and 2003. The Company files consolidated Federal, New York State and New York City income tax returns with its Parent Company.

Comparison of Results of Operations for the Years Ended December 31, 2003 and 2002

The Company's net income increased $193,000 to $1,759,000 in 2003 from $1,566,000 in 2002. The increase was primarily due to a $746,000 increase in service fee income received from Intervest National Bank, partially offset by a $289,000 increase in income tax expense and a $251,000 increase in general and administrative expenses.

The following table provides information on average assets, liabilities and stockholders' equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for 2003 and 2002. The yields and rates shown are based on a computation of income/expense (including any related fee income or expense) for each year divided by average interest-earning assets/interest-bearing liabilities during each year. Average balances are derived from daily balances. Net interest margin is computed by dividing net interest and dividend income by the average of total interest-earning assets during each year.

	For the Year Ended December 31,
	2003			2002
	Average	Interest	Yield/	Average	Interest	Yield/
($ in thousands)	Balance	Inc./Exp.	Rate	Balance	Inc./Exp.	Rate
Assets
Mortgage loans receivable (1)	$91,123	$9,066	9.95%	$71,346	$8,131	11.40
Short-term investments	13,502	203	1.50	15,473	289	1.87%
Total interest-earning assets	104,625	$9,269	8.86%	86,819	$8,420	9.70%
Noninterest-earning assets	3,659			3,000
Total assets	$108,284			$89,819

Liabilities and Stockholders' Equity
Debentures and accrued interest payable	$92,172	$7,140	7.75%	$77,742	$6,288	8.09%
Noninterest-bearing liabilities	1,858			1,488
Stockholders' equity	14,254			10,589
Total liabilities and stockholders’ equity	$108,284			$89,819
Net interest income		$2,129			$2,132
Net interest-earning assets/margin	$12,453		2.03%	$9,077		2.46%
Ratio of total interest-earning assets to total interest-bearing liabilities	1.13x			1.12x

Mortgage loans receivable include non-performing loans.

Net interest income amounted to $2,129,000 in 2003, compared to $2,132,000 in 2002. The growth in average interest-earning assets was offset by the Company's yield on interest-earning assets decreasing at a faster pace than its cost of debentures. The growth in average assets consisted of net new mortgage loans of $19,777,000 funded primarily by new debentures of $14,430,000 and a $3,665,000 increase in average stockholders' equity.

The yield on interest-earning assets decreased 84 basis points to 8.86% in 2003 due to lower rates on new mortgage loans originated, prepayments of higher-yielding loans and lower yields earned on short-term investments. The cost of debentures decreased 34 basis points to 7.75% in 2003 largely due to lower rates paid on $41,500,000 of floating-rate debentures. These debentures are indexed to the JPMorgan Chase Bank prime rate, which decreased by a total of 25 basis points from December 2002.

Servicing agreement income from Intervest National Bank increased to $2,343,000 in 2003, from $1,597,000 in 2002. The increase of $746,000 was due to increased loan origination services provided to the bank.

General and administrative expenses aggregated $1,583,000 in 2003, compared to $1,332,000 in 2002. The increase of $251,000 was primarily the result of an increase in salary expense of $149,000 (resulting from additional staff, salary increases and a higher cost of benefits) and a $45,000 increase in occupancy expense, primarily due to additional rented space and higher lease escalation costs.

The provision for income taxes amounted to $1,496,000 and $1,207,000 in 2003 and 2002, respectively. The provision represented 46% and 44% of pretax income for 2003 and 2002, respectively.

Liquidity and Capital Resources

The Company manages its liquidity position on a daily basis to assure that funds are available to meet its operations, lending commitments and the repayment of debentures. The Company's principal sources of funds have consisted of borrowings (through the issuance of its subordinated debentures), mortgage repayments and cash flow generated from ongoing operations. From time to time, the Company also receives capital contributions from the Parent Company. For additional information about the cash flows from the Company's operating, investing and financing activities, see the consolidated statements of cash flows in this report.

At December 31, 2004, the Company had commitments outstanding to lend of $6,080,000. If all these commitments were to close, they would be funded by the combination of cash on hand and from the scheduled maturities of existing loans. For the year ending December 31, 2005, the Company is required to repay $29,100,000 of principal and $5,191,000 of accrued interest on its subordinated debentures. The Company expects to repay these subordinated debentures and related accrued interest from scheduled maturities of existing mortgage loans, cash generated from ongoing operations and cash on hand. The Company considers its current liquidity and sources of funds sufficient to satisfy its outstanding lending commitments and its maturing liabilities.

Off-Balance Sheet Commitments

Commitments to extend credit amounted to $6,080,000 at December 31, 2004, of which nearly all will either close or expire in 2005. The Company issues commitments to extend credit in the normal course of business, which may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. Commitments to extend credit are agreements to lend funds under specified conditions. Such commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

Contractual Obligations

The table below summarizes the Company's contractual obligations as of December 31, 2004.

		Due In
($ in thousands)	Total	2005	2006 and 2007	2008 and 2009	2010 and Later
Subordinated debentures payable	$88,850	$29,100	$16,000	$21,250	$22,500
Debenture interest payable	8,219	5,191	1,960	857	211
	$97,069	$34,291	$17,960	$22,107	$22,711

Asset and Liability Management

Interest rate risk arises from differences in the repricing of assets and liabilities within a given time period. The Company does not engage in trading or hedging activities and does not invest in interest-rate derivatives or enter into interest rate swaps.

The Company uses "gap analysis," which measures the difference between interest-earning assets and interest-bearing liabilities that mature or reprice within a given time period, to monitor its interest rate sensitivity. An asset or liability is normally considered to be interest-rate sensitive if it will reprice or mature within one year or less. The interest-rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within a one-year time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. Conversely, a gap is considered negative when the opposite is true.

During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the repricing of the Company's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate gap analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates for the following reasons. Income associated with interest-earning assets and costs associated with interest bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in market rates. The ability of many borrowers to service their debts also may decrease in the event of an interest-rate increase.

The Company has a "floor," or minimum rate, on many of its floating-rate loans that is determined in relation to prevailing market rates on the date of origination. This floor only adjusts upwards in the event of increases in the loan's interest rate. This feature reduces the effect on interest income of a falling rate environment because the interest rates on such loans do not reset downward

Notwithstanding all of the above, there can be no assurances that a sudden and substantial increase in interest rates may not adversely impact the Company's earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

The Company's one-year interest rate sensitivity gap was a positive $64,025,000, or 52% of total assets, at December 31, 2004, compared to a positive $43,996,000, or 37%, at December 31, 2003. The increase was primarily due to the origination of new floating-rate mortgage loans funded by the issuance of fixed-rate subordinated debentures with terms of greater than one year.

The following table summarizes information relating to the Company's interest-earning assets and interest-bearing liabilities as of December 31, 2004, that are scheduled to mature or reprice within the periods shown. Floating-rate loans and debentures, which are subject to adjustment at any time, are included in the 0-3 month period rather than in the period in which they mature. Fixed-rate loans and debentures are scheduled according to their contractual maturities.

($ in thousands)	0-3 Months	4-12 Months	Over 1-4 Years	Over 4 Years	Total
Floating-rate loans	$72,435	$-	$-	$-	$72,435
Fixed-rate loans	5,445	9,444	10,589	3,619	29,097
Total loans	77,880	9,444	10,589	3,619	101,532
Short-term investments	10,991	-	-	-	10,991
Total rate-sensitive assets	$88,871	$9,444	$10,589	$3,619	$112,523

Debentures payable	$26,100	$3,000	$28,750	$31,000	$88,850
Accrued interest on debentures	5,133	57	2,641	388	8,219
Total rate-sensitive liabilities	$31,233	$3,057	$31,391	$31,388	$97,069

GAP (repricing differences)	$57,638	$6,387	$(20,802)	$(27,769)	$15,454
Cumulative GAP	$57,638	$64,025	$43,223	$15,454	$15,454
Cumulative GAP to total assets	47.0%	52.3%	35.3%	12.6%	12.6%

Impact of Inflation and Changing Prices

The financial statements and related financial data concerning the Company presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Virtually all of the assets and liabilities of the Company are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of the Company than do the effects of changes in the general rate of inflation and changes in prices. Additionally, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

In a rising rate environment, it is possible that the Company would have to devote a higher percentage of the interest payments it receives from its fixed-rate mortgages to meet the interest payments due on variable-rate Debentures. However, it should be noted that the interest rate on variable-rate debentures is limited to a maximum of 12%.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss from adverse changes in market prices and interest rates. The Company's market risk arises primarily from interest rate risk inherent in its lending and debenture-issuance activities. The Company has not engaged in and accordingly has no risk related to trading accounts, commodities, interest rate hedges or foreign exchange. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on-and off-balance sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments as of December 31, 2004 and 2003, which reflect changes in market prices and rates, can be found in note 13 to the consolidated financial statements.

Management actively monitors and manages the Company's interest rate risk exposure. The primary objective in managing interest rate risk is to limit, within established guidelines, the adverse impact of changes in interest rates on the Company's net interest income and capital. For a further discussion, see the section "Asset and Liability Management."

SELECTED FINANCIAL INFORMATION OF THE COMPANY

The table below presents selected consolidated financial data. This data should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements and the Notes thereto, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus. The selected consolidated financial data for the years ended December 31, 2000 through December 31, 2004 are derived from our audited consolidated financial statements. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

	At and For The Year Ended December 31,
($ in thousands)
	2004	2003	2002	2001	2000(4)
Financial Condition Data:
Total Assets	$122,451	119,578	97,311	$83,083	$74,860
Cash and short-term investments	17,151	25,772	17,946	16,752	19,476
Loans receivable, net of deferred fees	100,520	89,307	73,499	62,665	51,992
Allowance for loan losses	332	191	101	18	---
Subordinated debentures and related interest payable(1)	97,069	99,402	84,751	72,113	64,347
Stockholder’s equity	23,527	18,173	11,413	9,847	9,269

Operations Data:
Interest income	9,896	9,269	8,420	$7,625	$8,519
Servicing Agreement Income - Related Party	4,262	2,343	1,597	463	285
Gain on early repayment of mortgages receivable	447	260	334	582	340
Other income	207	196	125	106	130
Total revenue	14,812	12,068	10,476	8,776	9,274
Interest expense	6,811	6,187	5,483	5,849	7,304
Amortization of deferred debenture offering costs	1,134	953	805	662	714
Provision for Mortgage Loan Losses	141	90	83	18	---
General and administrative expenses	2,347	1,583	1,332	1,172	1,015
Total expenses	10,433	8,813	7,703	7,703	9,033
Earnings before income taxes	4,379	3,255	2,773	1,073	241
Provision for income taxes	2,025	1,496	1,207	495	112
Net income	2,354	1,759	1,566	$578	$129

Ratios and Other Data
Ratio of earnings to fixed charges(3)	1.6	1.5	1.4	1.2	1.1
Dividends paid	---	---	---	---	$3,000
____________________

(1)	Includes interest paid quarterly and at maturity.
(2)	Represents a charge, net of taxes, in connection with the early retirement of debentures.
(3)
The ratio of earnings to fixed charges has been computed by dividing earnings (before the provision for income taxes and fixed charges) by fixed charges. Fixed charges consist of interest expense incurred during the period and amortization of deferred debenture offering costs.

(4)	For purposes of this statement, reclassified to give effect to Financial Accounting Standard Board's Statement No. 145.

HISTORY AND BUSINESS

Intervest Mortgage Corporation

Intervest Mortgage Corporation (sometimes called Intervest) was incorporated under the laws of the State of New York in April 1987. Intervest is a wholly-owned subsidiary of Intervest Bancshares Corporation, a financial holding company. The officers and directors of Intervest are also officers and directors of Intervest Bancshares Corporation. The principal offices of Intervest are located at One Rockefeller Plaza, Suite 400, New York, New York 10020-2002, and its telephone number is 212-218-2800. Intervest presently owns mortgages on real estate, and intends to acquire and originate additional mortgages on real estate. The proceeds of this offering will be used to acquire or originate additional mortgages on real estate or to acquire and retain interests in real property. Intervest may in the future engage in any aspect of the real estate and mortgage finance business.

Intervest also has two wholly-owned subsidiaries. See “History and Business-Subsidiaries.”

Assets to be Acquired from Net Proceeds of Offering

Intervest plans to apply the net cash proceeds of the offering to the acquisition of additional mortgages and/or interests in real estate. See “Use of Proceeds.”

Present Business

Intervest is engaged in the real estate business and has historically invested primarily in real estate mortgage loans secured by income producing real property. A substantial portion of the loans made by Intervest are loans with terms of up to approximately five years. Such transactions typically require an understanding of the underlying real estate transaction and rapid processing and funding as a principal basis for competing in the making of these loans. Intervest does not finance new construction.

Intervest owns a portfolio of mortgages on improved real property. The aggregate outstanding principal balance at December 31, 2004 due on such mortgages was approximately $100.1 million, after adjusting for unearned income of $1,012,000 and the allowance for loan losses of $332,000. For financial statement reporting purposes, all mortgages contributed or sold to Intervest by affiliates have been recorded at the historical cost of the affiliate. The historical cost of the mortgage loan which originated in connection with the sale of real estate includes a discount to reflect an appropriate market interest rate at the date of origination. Certain of Intervest’s real estate mortgage loans bear interest at a fixed rate. The balance of such loans bear interest at fluctuating rates. As of December 31, 2004, approximately 28% of Intervest’s mortgage portfolio was comprised of fixed rate mortgages.

At December 31, 2004, approximately 78% of the outstanding principal amount of Intervest’s loans were secured by properties located in the greater New York city metropolitan area. The balance of Intervest’s loans are secured by properties located in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, New Jersey, Upstate New York, Pennsylvania and Virginia.

At December 31, 2004, Intervest’s portfolio consisted of ninety six (96) real estate mortgage loans. Of the principal amount of real estate loans outstanding at that date, 59% represented first mortgage loans and 41% represented junior mortgage loans. Of the junior mortgage loans, which aggregated approximately $41.3 million in outstanding principal amount at December 31, 2004, the prior liens on the property underlying those mortgages had an outstanding principal balance of approximately $172.9 million. More detailed information concerning the mortgages included in the Company's portfolio at December 31, 2004 is set out in Schedule IV to the Company's financial statements at page F-16.

Future Business Operations

Intervest plans to continue to engage in the real estate business, including the acquisition and origination of mortgages. Such mortgages may be purchased from affiliates of Intervest or from unaffiliated parties. It is anticipated that such mortgages will be acquired or originated using the proceeds of additional debenture offerings and/or internally generated funds.

Intervest does not presently own any equity interests in real property nor has it acquired any equity interest in real property since the date it commenced business. However, the proceeds from this offering may be applied to such an acquisition and Intervest may purchase additional equity interests in real property in the future or it may acquire such an equity interest pursuant to a foreclosure upon a mortgage held by it.

Intervest’s mortgage loans may include first mortgage loans and junior mortgage loans.

Intervest’s mortgage loans will generally be secured by income-producing properties. In determining whether to make mortgage loans, Intervest will analyze relevant real property and financial factors which may in certain cases include such factors as the condition and use of the subject property, its income-producing capacity and the quality, experience and creditworthiness of the owner of the property. Intervest’s mortgage loans will generally not be personal obligations of the borrower and will not be insured or guaranteed by governmental agencies or otherwise.

Intervest makes both long-term and short-term mortgage loans. Intervest anticipates that generally its mortgage loans will provide for balloon payments due at the time of their maturity.

With respect to the acquisition of equity interests in real estate, Intervest may acquire and retain title to properties either directly or through a subsidiary or other affiliates.

While no such transactions are presently pending, Intervest would, in appropriate circumstances, consider the expansion of its business through investments in or acquisitions of other companies engaged in real estate or mortgage business activities.

Real Estate Investment Policies

While Intervest has not to date made acquisitions of real property or managed income-producing property, its management has had substantial experience in the acquisition and management of properties and, in particular, multifamily residential properties.

Real property that may be acquired will be selected by management of Intervest. The board of directors of Intervest has not adopted any formal policies regarding the percentage of Intervest’s assets that may be invested in any single property, or in any type of property, or regarding the geographic location of properties that may be acquired. It is not anticipated, however, that any single investment will be in an amount that exceeds ten percent (10%) of our assets. No vote of any securities holders of Intervest is necessary for any investment in real estate.

Intervest anticipates that any equity interests it may acquire will be in income-producing properties, primarily multi-family residential properties located in the New York city metropolitan area. The acquisition of real estate may be financed in reliance upon working capital, mortgage financing or a combination of both. It is anticipated that properties selected for acquisition would have potential for appreciation in value. While such properties would typically generate cash flow from rentals, it is anticipated that income from properties will generally be reinvested in capital improvements to the properties.

While Intervest would maintain close supervision over any properties that it may own, independent managing agents may be engaged when deemed appropriate by management. All such properties would, as a matter of policy, be covered by property insurance in amounts deemed adequate in the opinion of management.

Mortgage Investment Policy

Intervest’s current investment policy related to mortgages emphasizes investments in short-term real estate mortgages secured by income producing real property, located primarily in the greater New York city metropolitan area.

The properties to be mortgaged are inspected by representatives of the Company and mortgage loans are made only on those types of properties where management is knowledgeable as to operating income and expense. Intervest generally relies upon its management in connection with the valuation of properties. From time to time, however, it may engage independent appraisers and other agents to assist in determining the value of income-producing properties underlying mortgages, in which case the cost associated with such services are generally paid by the mortgagor.

Future investments in mortgages will be selected by management of Intervest. The board of directors of Intervest has not adopted any formal policy regarding the percentage of Intervest’s assets which may be invested in any single mortgage, or in any type of mortgage investment, or regarding the geographic location of properties on which the mortgages owned by Intervest are liens. However, it is not anticipated that any single mortgage investment would exceed ten percent (10%) of total assets. No vote of any security holders of Intervest is necessary for any investment in a mortgage.

Intervest anticipates that it will acquire or originate senior and junior mortgages, primarily on multifamily residential properties. Intervest anticipates that the amount of each mortgage it may acquire in the future will not exceed 85% of the fair market value of the property securing such mortgage. Such mortgages generally will not be insured by the Federal Housing Administration or guaranteed by the Veterans Administration or otherwise guaranteed or insured in any way. Intervest requires that all mortgaged properties be covered by property insurance in amounts deemed adequate in the opinion of management. Intervest also acquires or originates mortgages which are liens on other types of properties, including vacant land and commercial and office properties, and may resell mortgages.

Temporary Investments by Affiliates on Behalf of Intervest

An affiliate of Intervest may make a mortgage loan or purchase a mortgage in its own name and temporarily hold such investment for the purpose of facilitating the making of an investment by Intervest, provided that any such investment is acquired by Intervest at a cost no greater than the cost of such investment to the affiliate plus carrying costs and provided there is no other benefit to the affiliate arising out of such transaction from compensation otherwise than as permitted by this Prospectus.

Certain Characteristics of Intervest’s Mortgage Investments

Mortgages typically provide for periodic payments of interest and, in some cases, principal during the term of the mortgage, with the remaining principal balance and any accrued interest due at the maturity date. The majority of the mortgages owned by Intervest provide for balloon payments at maturity, which means that a substantial part or all of the original principal of the mortgage is due in one lump sum payment at maturity. The property on which the mortgage is a lien provides the security for the mortgage. If the net revenue from the property is not sufficient to make all debt service payments due on mortgages on the property, or if at maturity or the due date of any balloon payment the owner of the property fails to raise the funds to make the payment (by refinancing, sale or otherwise), Intervest could sustain a loss on its investment in the mortgage. To the extent that the aggregate net revenues from Intervest’s mortgage investments are insufficient to provide funds equal to the payments due under Intervest’s debt obligations, including the debentures, then Intervest would be required to utilize its working capital for such purposes or otherwise obtain the necessary funds from outside sources. No assurance can be given that such funds would be available to Intervest.

The mortgages owned by Intervest that are junior mortgages are subordinate in right of payment to senior mortgages on the various properties. Intervest generally relies upon its management in connection with the valuation of properties. From time to time, however, it may engage independent appraisers and other agents to assist in determining the value of income-producing properties underlying mortgages. In all cases, in the opinion of management, the current value of the underlying property collateralizing the mortgage loan is in excess of the stated amount of the mortgage loan. Therefore, in the opinion of management of Intervest, each property on which a mortgage owned by Intervest is a lien constitutes adequate collateral for the related mortgage loan. Accordingly, in the event the owner of a property fails to make required debt service payments, management believes that, based upon current value, upon a foreclosure of the mortgage and sale of the property, Intervest would recover its entire investment. However, there can be no assurance that the current value of the underlying property will be maintained.

Loan Loss Experience and Allowance for Loan Losses

At December 31, 2004, one loan with a principal balance of $179,000 was on nonaccrual status. This loan is considered impaired under the criteria of SFAS No. 114. This loan is a second mortgage where Intervest National Bank, an affiliated Company, holds the first mortgage. The Company’s recorded investment in this loan is $183,000. The Company has commenced foreclosure proceedings against the borrower and currently believes the estimated fair value of the underlying properties is sufficient to provide for repayment of its recorded investment. At December 31, 2003, two real estate loans with an aggregate principal balance of $1,057,000 were on non-accrual status and considered impaired. During the quarter ended March 31, 2004, one of these loans was repaid and the other was brought current and returned to accrual status. The loan that was brought current in the quarter ended March 31, 2004, is the same loan that has now been placed on non-accrual status. The Company believes that a specific valuation allowance was not required at any time for impaired loans. At December 31, 2004, December 31, 2003, and December 31, 2002 there were no other impaired loans or loans ninety days past due and still accruing interest. During August 2004, one real estate loan with a principal balance of $179,000 will most likely become ninety days past due and will be placed on nonaccrual status. This loan will be considered impaired under the criteria of FSAS No. 114. The loan is a second mortgage where Intervest National Bank, an affiliated company, holds the first mortgage. The Company's recorded investment in this loan will total $181,000. The Company has commenced foreclosure proceedings against the borrowers and currently believes the estimated fair value of the underlying properties is sufficient to provide for repayment of its recorded investment.

The Company monitors its loan portfolio to determine the appropriate level for the allowance for loan losses based on various factors. The allowance for loan losses is netted against loans receivable and is increased by provisions charged to operations and decreased by charge-offs (net of recovery). The adequacy of the allowance is evaluated periodically with consideration given to the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, specific problem loans and commitments and estimates of fair value thereof, historical charge-offs and recoveries, adverse situations which may affect the borrower’s ability to repay, and management’s perception of the current and anticipated economic conditions in the Company’s lending areas. The balance of the allowance for loan losses was $332,000 at December 31, 2004, $191,000 at December 31, 2003, and $101,000 at December 31, 2002.

Tax Accounting Treatment of Payments Received on Mortgages

Intervest derives substantially all of its cash flow from debt service payments which it receives on mortgages owned by it and from fee income derived from its servicing agreement. The tax accounting treatment of such debt service payments, as interest income or payments of principal, depends on the particular mortgage. In the case of mortgages which pay interest only, the entire debt service payment prior to maturity received by Intervest is treated as income and the repayment of principal is generally not subject to tax. In the case of mortgages which include amortization of principal in the debt service payment received by Intervest, the amount representing interest is treated as income and the amount representing amortization of principal is generally not subject to tax. Fee income from the servicing agreement is treated as income.

Effect of Government Regulation

Investment in mortgages on real properties presently may be impacted by government regulation in several ways. Residential properties may be subject to rent control and rent stabilization laws. As a consequence, the owner of the property may be restricted in its ability to raise the rents on apartments. If real estate taxes, fuel costs and maintenance of and repairs to the property were to increase substantially, and such increases are not offset by increases in rental income, the ability of the owner of the property to make the payments due on the mortgage as and when they are due might be adversely affected.

Laws and regulations relating to asbestos have been adopted in many jurisdictions, including New York City, which require that whenever any work is undertaken in a property in an area in which asbestos is present, the asbestos must be removed or encapsulated in accordance with such applicable local and federal laws and regulations. The cost of asbestos removal or encapsulation may be substantial, and if there were not sufficient cash flow from the property, after debt service on mortgages, to fund the required work, and the owner of the property fails to fund such work from other sources, the value of the property could be adversely affected, with consequent impairment of the security for the mortgage.

Laws regulating the storage, disposal and clean up of hazardous or toxic substances at real property have been adopted at the federal, state and local levels. Such laws may impose a lien on the real property superior to any mortgages on the property. In the event such a lien were imposed on any property which serves as security for a mortgage owned by Intervest, the security for such mortgage could be impaired.

Policies With Respect to Certain Activities

We have not, during the past three years, nor do we presently propose to engage in any of the following activities: the issuance of senior securities; investment in the securities of other entities for the purpose of exercising control; underwriting the securities of other issuers; engaging in the purchase and sale of investments; offering securities in exchange for property; or repurchasing or otherwise reacquiring our shares.

We have in the past and intend to continue in the future to rely upon borrowings, through the issuance of our subordinated debentures, as a principal source of funds for our continuing operations. In addition, we have in the past and will continue in the future to provide our security holders with annual financial statements, including a balance sheet and statement of profit and loss, accompanied by a report of our independent accountants.

Indemnification

Pursuant to the bylaws of Intervest, Intervest is obligated to indemnify officers and directors of Intervest against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by such officers or directors as a result of any action or proceeding, or any appeal therein, to the extent such indemnification is permitted under the laws of the State of New York (in which Intervest is incorporated). Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Intervest pursuant to the foregoing provisions, Intervest has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Employees

At December 31, 2004, Intervest employed 17 full-time employees. None of the employees is covered by a collective bargaining agreement and Intervest believes its employee relations are good.

Litigation

Intervest may periodically be party to or otherwise involved in legal proceedings arising in the normal course of its business, such as foreclosure proceedings. Intervest does not believe that there is any pending or threatened proceeding against the Company which, if determined adversely, would have a material effect on its business.

Subsidiaries

Intervest has two wholly-owned subsidiaries. Intervest Distribution Corporation is a servicing agent for distributions to investors and performs distribution and record-keeping functions for Intervest and its affiliates. Intervest Realty Servicing Corporation is presently engaged in certain mortgage servicing activities.

MANAGEMENT

Directors and Executive Officers

The current directors, executive officers and other key employee of Intervest Mortgage Corporation are as follows:

Lawrence G. Bergman, age 60, serves as a Director, and as Vice President and Secretary of Intervest Mortgage Corporation and has served in such capacities since Intervest Mortgage Corporation was organized. Mr. Bergman received a Bachelor of Science degree and a Master of Engineering (Electrical) degree from Cornell University, and a Master of Science in Engineering and a Ph.D degree from The Johns Hopkins University. Mr. Bergman is also a Director, Vice-President and Secretary of Intervest Bancshares Corporation, Intervest Corporation’s parent corporation, and a Director of Intervest National Bank and Intervest Securities Corporation.

Michael A. Callen, age 64, serves as a Director of Intervest Mortgage Corporation, and has served in such capacity since October, 1992. Mr. Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Mr. Callen is President of Avalon Argus Associates, a financial consulting firm. Mr. Callen had been Senior Advisor, The National Commercial Bank, Jeddah, Kingdom of Saudi Arabia for more than five years and prior to 1993 was a Director and Sector Executive at Citicorp/Citibank, responsible for corporate banking activities in North America, Europe and Japan. Mr. Callen is also a Director of Intervest Bancshares Corporation and Intervest National Bank, and also serves as a director of AMBAC, Inc.

Jerome Dansker, age 86, serves as a Chairman of the Board and as Executive Vice President of Intervest Mortgage Corporation, and has served as an officer and director since November, 1993. Mr. Dansker received a Bachelor of Science degree from the New York University School of Commerce, Accounts and Finance, a law degree from the New York University School of Law, and is admitted to practice as an attorney in the State of New York. Mr. Dansker is Chairman of the Board and Chief Executive Officer of Intervest Bancshares Corporation, Chairman of the Board of Intervest National Bank and Chairman of the Board of Intervest Securities Corporation.

Lowell S. Dansker, age 54, serves as Vice Chairman of the Board and as President and Treasurer of Intervest Mortgage Corporation, and has served as an officer and director since Intervest Mortgage Corporation was organized. Mr. Dansker received a Bachelor of Science in Business Administration from Babson College, a law degree from the University of Akron School of Law, and is admitted to practice as an attorney in New York, Ohio, Florida and the District of Columbia. Mr. Dansker is also Vice Chairman of the Board, President and Treasurer of Intervest Bancshares Corporation. Mr. Dansker also serves as Vice Chairman of the Board and Chief Executive Officer of Intervest National Bank and Intervest Securities Corporation.

Paul R. DeRosa, age 63, serves as a Director of Intervest Mortgage Corporation and has served in such capacity since February 2003. Mr. DeRosa received a Ph.D in Economics from Columbia University. Mr. DeRosa has been a principal of Mt. Lucas Management Corp., where he is responsible for management of fixed income investments of that firm's Peak Partners Hedge Fund, since November 1998. From July 1995 to March 1998, Mr. DeRosa was Chief Executive Officer of Eastbridge Holdings Inc. Mr. DeRosa is also a director of Intervest Bancshares Corporation and Intervest National Bank.

Stephen A. Helman, age 66, serves as a Director of Intervest Mortgage Corporation and has served in such capacity since December 2003. Mr. Helman received a Bachelor of Arts degree from the University of Rochester and a law degree from Columbia University. Mr. Helman has been an attorney in private practice in New York, New York for more than 5 years. Mr. Helman is also a director of Intervest Bancshares Corporation and Intervest National Bank.

Wayne F. Holly, age 48, serves as a Director of Intervest Mortgage Corporation and has served in such capacity since June, 1999. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is Chairman and President of Sage, Rutty & Co., Inc., members of the Boston Stock Exchange, with an office in Rochester, New York, and is also a director of Intervest Bancshares Corporation and Intervest National Bank. Mr. Holly has been an officer and director of Sage, Rutty & Co., Inc. for more than five years.

Lawton Swan, III, age 62, serves as a Director of Intervest Mortgage Corporation, and has served in such capacity since February, 2000. Mr. Swan received a Bachelor of Science degree from Florida State University in Business Administration and Insurance. Mr. Swan is President of Interisk Corporation, a consulting firm specializing in risk management and employee benefit plans, which he founded in 1978. He is also a director of Intervest Bancshares Corporation and Intervest National Bank.

Thomas E. Willett, age 57, serves as a Director of Intervest Mortgage Corporation and has served in such capacity since March, 1999. Mr. Willett received a Bachelor of Science Degree from the United States Air Force Academy and a law degree from Cornell University Law School. He is also a director of Intervest Bancshares Corporation and Intervest National Bank. Mr. Willett has been a partner in the law firm of Harris Beach LLP, Rochester, New York, for more than five years.

David J. Willmott, age 66, serves as a Director of Intervest Mortgage Corporation, and has served in such capacity since June, 1989. Mr. Willmott is a graduate of Becker Junior College and attended New York University Extension and Long Island University Extension of Southampton College. Mr. Willmott is the Editor and Publisher of Suffolk Life Newspapers, which he founded more than 25 years ago. Mr. Willmott is also a Director of Intervest Bancshares Corporation and Intervest National Bank.

Wesley T. Wood, age 62, serves as a Director of Intervest Mortgage Corporation, and has served in such capacity since April, 1992. Mr. Wood received a Bachelor of Science degree form New York University, School of Commerce. Mr. Wood is President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. He is also a Director of Intervest Bancshares Corporation and Intervest National Bank, a Director of the Center of Direct Marketing at New York University, a member of the Marketing Committee at Fairfield University in Connecticut, and a Trustee of St. Dominics in Oyster Bay, New York.

John H. Hoffman, age 53, serves as Vice President and Controller of Intervest Mortgage Corporation and has served in such capacities since August 2002 and October 2002, respectively. Mr. Hoffman received a B.B.A. degree from Susquehanna University and is a Certified Public Accountant. Mr. Hoffman has over 20 years of banking experience. Prior to joining the Company, Mr. Hoffman served as Accounting Manager for Smart World Technologies from 1998 to 2000 and Vice President of Mortgage Accounting for The Greater New York Savings Bank from 1987 to 1997.

All of the directors of Intervest Mortgage Corporation have been elected to serve as directors until the next annual meeting of shareholders. Each of the officers of Intervest Mortgage Corporation has been elected to serve as an officer until the next annual meeting of directors.

Jerome Dansker is the father of Lowell S. Dansker.

As a result of the executive officers’ substantial experience in real estate activities, including the ownership, acquisition and management of income-producing properties for affiliates of Intervest for more than twenty years, they have developed substantial expertise in the valuation of such properties.

Executive Compensation

The Chairman and Vice Chairman each currently receive a fee of $4,000 for each meeting of the Board he attends and each of the other directors receives a fee of $1,250 for each meeting attended. The Chairman of a Committee of the Board receives $1,000 for each Committee meeting attended, and other members of such Committees receive $750 per meeting attended.

The Company has an employment agreement with Jerome Dansker, its Chairman of the Board and Executive Vice President that expires June 30, 2014. The agreement provides for an annual salary in the present amount of $211,185, which is subject to increase annually by six percent or by the percentage increase in the consumer price index, if higher. The agreement also provides for monthly expense payments, the use of a car and medical benefits. In the event of Mr. Dansker's death or disability, monthly payments of one-half of this amount which otherwise would have been paid to Mr. Dansker will continue until the longer of (i) the balance of the term of employment, or (ii) three years. The agreement also provides for additional compensation of $1,000 per month for each $10,000,000 of gross assets of the Company in excess of $100,000,000. For 2004 and 2003, Mr. Dansker received $25,000 and $4,000, respectively of such additional compensation. No additional compensation was been paid for 2002.

The following table sets forth information concerning total compensation paid during the last three years to the Company’s Chairman, Vice Chairman and Vice President. No other executive officer of the Company received annual compensation in excess of $100,000.

	SUMMARY COMPENSATION TABLE
	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary(1)	Bonuses	Other Annual Compensation(2)	Awards	Pay-Outs
Jerome Dansker, Chairman and Executive Vice President	2004	$291,702	$-	$22,750	$-	$-
	2003	$224,564	$-	$14,600	$-	$-
	2002	$209,424	$-	$2,400	$-	$-
Lowell S. Dansker, Vice Chairman, President and Treasurer	2004	$50,480	$-	$22,500
	2003	$5,460	$-	$14,250	$-	$-
	2002	$5,460	$-	$2,250	$-	$-
Lawrence G. Bergman, Vice President and Secretary	2004	$157,500	$-	$6,000	$-	$-
	2003	$92,500	$7,500	$4,250	$-	$-
	2002	$77,500	$-	$2,250	$-	$-

(1)	Includes unused vacation and medical expense reimbursement paid by the Company for Jerome Dansker.

(2)	Represents director and committee fees.

TRANSACTIONS WITH MANAGEMENT

Intervest has in the past and may in the future acquire mortgages from affiliated parties.  Because of such affiliations, management of Intervest may have a conflict of interest in establishing a fair price for the purchase of such mortgages.

In addition, affiliates of Intervest may enter into other transactions with or render services for the benefit of Intervest.  Any future transactions between Intervest and any of its affiliates will be entered into on terms at least as favorable as could be obtained from unaffiliated independent third parties and will be subject to approval or ratification by a majority of independent directors considering the transaction.  These are directors who are neither officers or employees of Intervest or its affiliates and who otherwise do not have disqualifying relationships with the Company.

Intervest participates with Intervest National Bank, which is also a wholly-owned subsidiary of Intervest Bancshares Corporation, in certain mortgage loans. In these circumstances, Intervest purchases a portion of the mortgage loan and, pursuant to a written participation agreement, the bank acts as its agent for collection and servicing of the loan. In all such circumstances, the participation is purchased at face value and results in a pro rata sharing of credit risk. The balances of Intervest’s participation in these mortgages were $0, $5,533,000, and $6,224,000, at December 31, 2004, December 31, 2003, and December 31, 2002, respectively. Pursuant to an agreement, Intervest provides to Intervest National Bank certain mortgage servicing and mortgage loan origination services. The Company earned $4,262,000, $2,343,000, and $1,597,000 from Intervest National Bank for the years ended 2004, 2003, and 2002, respectively, in connection with this agreement. Intervest also has established short-term investments and non-interest bearing deposit accounts with Intervest National Bank totaling approximately $9,352,000, $18,869,000, and $4,255,000, at December 31, 2004, December 31, 2003, and December 31, 2002 , respectively. The Company received interest income of $138,000, $102,000, and $81,000, for the years ended December 31, 2004, December 31, 2003, and December 31, 2002, respectively.

Mr. Wayne F. Holly, who is a director of Intervest, also serves as Chairman and President of Sage, Rutty & Co., Inc., which firm will act as underwriter in connection with the offering and which firm has acted as an underwriter/placement agent in connection with Intervest’s prior offerings of debentures. Thomas E. Willett, who is a director of Intervest, is also a partner in the law firm of Harris Beach LLP, which renders legal services to Intervest.

Intervest Securities Corporation, an affiliate of Intervest, acts as a placement agent or selected dealer in Intervest’s offerings of subordinated debentures and received commissions aggregating $119,000 in the year ended December 31, 2004, $77,100 in 2003, and $58,000 in 2002 in connection with those offerings.

DESCRIPTION OF DEBENTURES

Intervest will issue the debentures under an Indenture to be dated as of _________, 2005 (the “Indenture”), between Intervest and The Bank of New York, 101 Barclay Street, New York, New York 10001-1803 (the “Trustee”). In the summary which follows, parenthetical references to Articles and Sections are references to the corresponding Articles and Sections in the Indenture, and parenthetical references to paragraphs are references to the corresponding paragraphs in the form of debenture included in the Indenture. The terms and provisions of the debentures are stated in the Indenture. Such terms and provisions also include certain provisions of the Trust Indenture Act of 1939 (as in effect on the date of the Indenture) which are incorporated by reference into the Indenture. Debenture Holders are referred to the Indenture and the Trust Indenture Act of 1939 for a more complete statement of such terms and provisions. The following summary of certain provisions of the Indenture does not purport to be complete, and where particular provisions of the Indenture are referred to, such particular provisions are incorporated herein by reference, and such summary is qualified in its entirety by such incorporated provisions. The form of the Indenture is on file as an exhibit to the registration statement, of which this prospectus is a part.

The debentures will be issued in three maturities as follows: $3,000,000 total due April 1, 2009; $4,500,000 total due April 1, 2011; and $6,500,000 total due April 1, 2013. All of the debentures will be issued in fully registered form without coupons. The debentures will be issued only in denominations of $10,000 and multiples thereof, and with a minimum purchase of $10,000. The debentures will be issued only if the minimum amount of $12,000,000 in principal amount of debentures, without regard to maturity, is sold.

At the time of purchase, the purchaser makes an election to either be paid interest quarterly or to have interest accrue each quarter. The first date on which interest will be paid or accrue is the first day of the second calendar quarter after the date of sale, or earlier at the election of the Company. Interest is computed from the date of sale on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the debentures will be paid or will accrue on the first day of each calendar quarter at the following annual interest rates: 6 1/4% for debentures maturing April 1, 2009, 6 1/2% for debentures maturing April 1, 2011 and 7% for debentures maturing April 1, 2013. If the purchaser has elected to have interest accrue, then, in addition to interest accruing on the principal balance, interest will accrue each calendar quarter on the balance of the accrued interest as of the last day of the preceding quarter at the same interest rate, with all accrued interest payable at maturity. In either event, principal is payable at maturity. For those investors who elect to have interest accrue and be paid at maturity, the table below sets forth information concerning the accrual of interest for debentures of each maturity, assuming a closing of May 1, 2005.

Intervest Mortgage Corporation
Series XX/XX/05 Subordinated Debentures

These debentures accrue interest from date of closing (assumed to be May 1, 2005). The interest is compounded quarterly at the respective interest rate and paid at maturity together with the principal amount of the debenture.

$10,000 Debenture

Series Due April 1, 2009
Interest Rate	6.25%
	Interest	Principal Plus
Quarter	For	Cumulative
Ending	Quarter	Interest
		$10,000.00
07/01/2005	104.17	10,104.17
10/01/2005	157.88	10,262.05
01/01/2006	160.34	10,422.39
04/01/2006	162.85	10,585.24
07/01/2006	165.39	10,750.63
10/01/2006	167.98	10,918.61
01/01/2007	170.60	11,089.21
04/01/2007	173.27	11,262.48
07/01/2007	175.98	11,438.46
10/01/2007	178.73	11,617.19
01/01/2008	181.52	11,798.71
04/01/2008	184.35	11,983.06
07/01/2008	187.24	12,170.30
10/01/2008	190.16	12,360.46
01/01/2009	193.13	12,553.59
04/01/2009	196.15	12,749.74

$10,000 Debenture

Series Due April 1, 2011
Interest Rate	6.50%
	Interest	Principal Plus
Quarter	For	Cumulative
Ending	Quarter	Interest
		$10,000.00
07/01/2005	108.33	10,108.33
10/01/2005	164.26	10,272.59
01/01/2006	166.93	10,439.52
04/01/2006	169.64	10,609.16
07/01/2006	172.40	10,781.56
10/01/2006	175.20	10,956.76
01/01/2007	178.05	11,134.81
04/01/2007	180.94	11,315.75
07/01/2007	183.88	11,499.63
10/01/2007	186.87	11,686.50
01/01/2008	189.91	11,876.41
04/01/2008	192.99	12,069.40
07/01/2008	196.13	12,265.53
10/01/2008	199.31	12,464.84
01/01/2009	202.55	12,667.39
04/01/2009	205.85	12,873.24
07/01/2009	209.19	13,082.43
10/01/2009	212.59	13,295.02
01/01/2010	216.04	13,511.06
04/01/2010	219.55	13,730.61
07/01/2010	223.12	13,953.73
10/01/2010	226.75	14,180.48
01/01/2011	230.43	14,410.91
04/01/2011	234.18	14,414.66

$10,000 Debenture

Series Due April 1, 2013
Interest Rate	7.00%
	Interest	Principal Plus
Quarter	For	Cumulative
Ending	Quarter	Interest
		$10,000.00
07/01/2005	116.67	10,116.67
10/01/2005	177.04	10,293.71
01/01/2006	180.14	10,473.85
04/01/2006	183.29	10,657.14
07/01/2006	186.50	10,843.64
10/01/2006	189.76	11,033.40
01/01/2007	193.08	11,226.48
04/01/2007	196.46	11,422.94
07/01/2007	199.90	11,622.84
10/01/2007	203.40	11,826.24
01/01/2008	206.96	12,033.20
04/01/2008	210.58	12,243.78
07/01/2008	214.27	12,458.05
10/01/2008	218.02	12,676.07
01/01/2009	221.83	12,897.90
04/01/2009	225.71	13,123.61
07/01/2009	229.66	13,353.27
10/01/2009	233.68	13,586.95
01/01/2010	237.77	13,824.72
04/01/2010	241.93	14,066.65
07/01/2010	246.17	14,312.82
10/01/2010	250.47	14,563.29
01/01/2011	254.86	14,818.15
04/01/2011	259.32	15,077.47
07/01/2011	263.86	15,341.33
10/01/2011	268.47	15,609.80
01/01/2012	273.17	15,882.97
04/01/2012	277.95	16,160.92
07/01/2012	282.82	16,443.74
10/01/2012	287.77	16,731.51
01/01/2013	292.80	17,024.31
04/01/2013	297.93	17,322.24

Debentures ($10,000 to $100,000)
Total Amounts Due at Maturity (Principal plus accrued Interest)
Face	Series Due	Series Due	Series Due
Amount of	April 1,	April 1,	April 1,
Debenture	2009	2011	2013
$10,000.00	$12,749.74	$14,414.66	$17,322.24
20,000.00	25,499.48	28,829.32	34,644.48
30,000.00	38,249.22	43,243.98	51,966.72
40,000.00	50,998.96	57,658.64	69,288.96
50,000.00	63,748.70	72,073.30	86,611.20
60,000.00	76,498.44	86,487.96	103,933.44
70,000.00	89,248.18	100,902.62	121,255.68
80,000.00	101,997.92	115,317.28	138,577.92
90,000.00	114,747.66	129,731.94	155,900.16
100,000.00	127,497.40	144,146.60	173,222.40

The above amounts are subject to minor adjustment due to computer processing of the quarterly compounding of interest. This should not exceed $1.00 per $10,000 investment

Once Intervest has received orders for at least $12,000,000 of debentures, Intervest may close as to those debentures. Interest on the debentures will accrue from the date of closing.

Intervest will pay principal and interest on the debentures to the persons who are registered holders of the debentures on the record date for such payment (“Debenture Holder”). Principal and interest may be paid by check. Intervest will maintain an office or agency where the Debentures may be presented for payment (the “Paying Agent”) and an office or agency where the debentures may be presented for registration of transfer or for exchange (the “Registrar”). Debentures of one maturity may not be exchanged for debentures of another maturity. The term “maturity” is defined in the Indenture to mean any of the three maturities of debentures offered hereby and issued pursuant to the Indenture.

The debentures are transferable on the books of Intervest by the registered holders thereof upon surrender of the debentures to the Registrar appointed by Intervest and, if requested by the Registrar, shall be accompanied by a written instrument of transfer in form satisfactory to the registrar. Intervest has appointed The Bank of New York as the “Registrar” for the debentures. The person in whose name any debenture is registered shall be treated as the absolute owner of the debenture for all purposes, and shall not be affected by any notice to the contrary. Upon transfer, the debentures will be canceled, and one or more new registered Debentures, in the same aggregate face amount, of the same maturity and with the same terms, will be issued to the transferee in exchange therefor (Art. 2, Sec. 2.07(a)).

The Indenture does not contain any covenants or provisions that may afford the Debenture Holders protection in the event of highly leveraged transactions.

Duties of the Trustee

The Indenture provides that in case an Event of Default (as defined) shall occur and continue, the Trustee will be required to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs in the exercise of its power. While the Trustee may pursue any available remedies to enforce any provision of the Indenture or the Debentures, the holders of a majority in principal amount of all outstanding Debentures may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Debenture holders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Authentication and Delivery of Debentures

The Registrar shall authenticate debentures for original issue in the aggregate principal amount of up to $14,000,000 (but not more than $3,000,000 total of debentures maturing April 1, 2009, $4,500,000 total of debentures maturing April 1, 2011, or $6,500,000 total of debentures maturing April 1, 2013) upon receipt of a written order of Intervest, specifying the amount of debentures to be authenticated and the date of authentication, which is signed by two officers of Intervest. (Art. 2, Sec. 2.02). Certificates representing the debentures will be delivered to the purchasers of the debentures promptly after Closing.

Subordination

The debentures are general unsecured obligations of Intervest limited to $14,000,000 principal amount. The debentures will be subordinated in payment of principal and interest to all Senior Indebtedness. The term “Senior Indebtedness” is defined in the Indenture to mean all Indebtedness of Intervest, whether outstanding on the date of the Indenture or thereafter created, which:

●	(i)	is secured, in whole or in part, by any asset or assets owned by Intervest or by a corporation, a majority of whose voting stock is owned by Intervest or a subsidiary of Intervest (“Subsidiary”), or
●	(ii)
arises from unsecured borrowings by Intervest from commercial banks, savings banks, savings and loan associations, insurance companies, companies whose securities are traded in a national securities market, or any wholly-owned subsidiary of any of the foregoing, or

●	(iii)	arises from unsecured borrowings by Intervest from any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), or
●	(iv)	arises from borrowings by Intervest which are evidenced by commercial paper, or
●	(v)
other unsecured borrowings by Intervest which are subordinate to Indebtedness of a type described in clauses (i), (ii) or (iv) above if, immediately after the issuance thereof, the total capital, surplus and retained earnings of Intervest exceed the aggregate of the outstanding principal amount of such indebtedness, or

●	(vi)	is a guarantee or other liability of Intervest or of, or with respect to any indebtedness of, a Subsidiary of the type described in clauses (ii), (iii) or (iv) above. (Art. 10, Sec. 10.01).

As of December 31, 2004, Intervest had no Senior Indebtedness and Intervest’s stockholder’s equity was $23,527,000. There is no limitation or restriction in the debentures or the Indenture on the creation of Senior Indebtedness by Intervest or on the amount of such Senior Indebtedness to which the debentures may be subordinated. There is also no limitation on the creation or amount of indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to) the Debentures (“Pari Passu Indebtedness”). As of December 31, 2004, Intervest had outstanding $88,850,000 aggregate principal amount of subordinated debentures which are pari passu with the Debentures.

Upon any distribution of assets of Intervest in connection with any dissolution, winding up, liquidation or reorganization of Intervest, the holders of all Senior Indebtedness will first be entitled to receive payment in full of the principal and premium, if any, thereof and any interest due thereon, before the holders of the debentures are entitled to receive any payment upon the principal of or interest on the debentures, and thereafter payments to debenture holders will be pro rata with payments to holders of Pari Passu Indebtedness. In the absence of any such events, Intervest is obligated to pay principal of and interest on the debentures in accordance with their terms.

Intervest will not maintain any sinking fund for the retirement of any of the debentures.

Redemption

Intervest may, at its option, at any time call all or any part of the Debentures (including all or any part of the Debentures of any maturity) for payment, and redeem the same at any time prior to the maturity thereof. The redemption price for Debentures will be

●	face amount plus a 1% premium if the date of redemption is prior to October 1, 2006, and
●	face amount if the date of redemption is on or after October 1, 2006.

In all cases, the Debenture Holder will also receive interest accrued to the date of redemption. Notice of redemption must be sent by first class mail, postage prepaid, to the registered holders of the debentures not less than 30 days nor more than 90 days prior to the date the redemption is to be made. In the event of a call for redemption, no further interest shall accrue after the redemption date on any debentures called for redemption. (Art. 3, Section 3.03, Paragraph 5). Since the payment of principal of, interest on, or any other amounts due on the debentures is subordinate in right of payment to the prior payment in full of all Senior Indebtedness upon the dissolution, winding up, liquidation or reorganization of Intervest, no redemption will be permitted upon the happening of such an event.

Repurchase Plan

A holder of debentures will have the right, commencing in 2009, to require the Company to purchase his or her debentures for the face amount, together with any accrued but unpaid interest through the Repurchase Date (as hereafter defined). However, the Company will not, in any calendar year, be required to purchase more than $100,000 aggregate principal amount of each maturity of debentures, on a non-cumulative basis. The repurchases will be made only once each calendar year, on April 1 of each year (the “Repurchase Date”), commencing April 1, 2009.

If a holder of debentures desires the Company to purchase his or her debentures, he or she will be required to mail or deliver a written request to the Company at One Rockefeller Plaza, Suite 400, New York, New York 10020 or to such other person or address as may hereafter be designated by the Company. The request must be accompanied by the debenture certificate and a separate bond power, duly endorsed in blank with a medallion signature guarantee, together with such other documents as may be requested by the Company or the Trustee. The Company will repurchase the debentures presented for repurchase by holders on a first-come, first-serve basis, based on the date the Company received the completed documents necessary for the repurchase. The request may be made only once each year commencing in 2009 and the request, certificate and bond power must be delivered no sooner than February 1 and no later than February 28 for a repurchase to be completed as of April 1.

Only whole debentures, as evidenced by the certificate surrendered, will be eligible for repurchase. The Company may suspend or terminate the repurchase of debentures if: (i) it determines, in its sole discretion, that circumstances make such repurchase not reasonably practical; (ii) it determines, in its sole discretion, that such repurchase would cause adverse tax consequences to the Company or the holders of debentures; (iii) any governmental or regulatory agency with jurisdiction over the Company so demands for the protection of the holders of the debentures; or (iv) it determines, in its sole discretion, that such purchase would be unlawful.

Limitation on Dividends and Other Payments

The Indenture will provide that Intervest will not declare or pay any dividend or make any distribution on its Capital Stock (i.e. any and all shares, interests, participations, rights or other equivalents of Intervest’s stock) or to its shareholders (other than dividends or distributions payable in Capital Stock), or purchase, redeem or otherwise acquire or retire for value, or permit any Subsidiary to purchase or otherwise acquire for value, Capital Stock of Intervest, if at the time of such payment, or after giving effect thereto, an Event of Default, as hereinafter defined, shall have occurred and be continuing or a default shall occur as a result thereof; provided, however, that the foregoing limitation shall not prevent (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment complied with the provisions of such limitation, or (B) the acquisition or retirement of any shares of Intervest’s Capital Stock by exchange for, or out of the proceeds of the sale of shares of, its Capital Stock. (Art. 4, Section 4.04).

Discharge Prior to Redemption or Maturity

If Intervest at any time deposits with the Trustee money or U.S. Government Obligations sufficient to pay principal and interest on the Debentures prior to their redemption or maturity, Intervest will be discharged from the Indenture, provided certain other conditions specified in the Indenture are satisfied. In the event of such deposit, which is irrevocable, Debenture Holders must look only to the deposited money and securities for payment. U.S. Government Obligations are securities backed by the full faith and credit of the United States. (Art. 8, Section 8.01(2)).

Access of Information to Security Holders

Debenture Holders may obtain from the Trustee information necessary to communicate with other Debenture Holders. Upon written application to the Trustee by any three or more Debenture Holders stating that such Debenture Holders desire to communicate with other Debenture Holders with respect to their rights under the Indenture or under the Debentures, and upon providing the Trustee with the form of proxy or other communication which the Debenture Holders propose to transmit, and upon receipt by the Trustee from the Debenture Holders of reasonable proof that each such Debenture Holder has owned a Debenture for a period of at least six months preceding the date of such application, the Trustee shall, within five business days after the receipt of such information, either (a) provide the applicant Debenture Holders access to all information in the Trustee’s possession with respect to the names and addresses of the Debenture Holders; or (b) provide the applicant Debenture Holders with information as to the number of Debenture Holders and the approximate cost of mailing to such Debenture Holders the form of proxy or other communication, if any, specified in the applicant Debenture Holders’ application, and upon written request from such applicant Debenture Holders and receipt of the material to be mailed and of payment, the Trustee shall mail to all the Debenture Holders copies of the from of proxy or other communication so specified in the request. (Art. 2, Section 2.08).

Compliance with Conditions and Covenants

Upon any request by Intervest to the Trustee to take any action under the Indenture, Intervest is required to furnish to the Trustee (i) an officers’ certificate of Intervest stating that all conditions and covenants in the Indenture relating to the proposed action have been complied with and (ii) an opinion of counsel stating that, in the opinion of such counsel, all such conditions and covenants have been complied with. (Art. 11, Sec. 11.03).

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented, and compliance by Intervest with any provision of the Indenture or the Debentures may be waived, with the consent of the holders of a majority in principal amount of the Debentures outstanding. Without notice to or consent of any holders of Debentures, Intervest may amend or supplement the Indenture or the Debentures to cure any ambiguity, omission, defect or inconsistency, or to make any change that does not adversely affect the rights of any holders of Debentures. However, without the consent of each holder of Debentures affected, an amendment, supplement or waiver may not reduce the amount of Debentures whose holders must consent to an amendment, supplement or waiver, reduce the rate or extend the time for payment of interest on any Debentures (except that the payment of interest on Debentures may be postponed for a period not exceeding three years from its due date with the consent of holders of not less than 75% in principal amount of Debentures at the time outstanding, which consent shall be binding upon all holders), reduce the principal of or extend the fixed maturity of any Debentures, make any Debentures payable in money other than that stated in the Indenture, make any change in the subordination provisions of the Indenture that adversely affects the rights of any holder of Debentures or waive a default in the payment of principal of or interest on, or other redemption payment on any Debentures. (Art. 9, Sec. 9.02).

Defaults and Remedies

Each of the following is an “Event of Default” under the Indenture:

●	failure by Intervest to pay any principal on the Debentures when due;
●	failure by Intervest to pay any interest installment on the Debentures within thirty days after the due date;
●
failure to perform any other covenant or agreement of Intervest made in the Indenture or the Debentures, continued for sixty days after receipt of notice thereof from the Trustee or the holders of at least 25% in principal amount of the Debentures; and

●	certain events of bankruptcy, insolvency or reorganization.

If an Event of Default (other than those described in clause (d) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debentures, by notice to Intervest, may declare the principal of and accrued interest on all of the Debentures to be due and payable immediately. If an Event of Default of the type described in clause (d) above occurs, all unpaid principal and accrued interest on the Debentures shall automatically become due and payable without any declaration or other act on the part of the Trustee or any holder. (Art. 6, Sec. 6.02). Holders of Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. Among other things, a Holder may not pursue a remedy unless the Holders of at least 25% in principal amount make a written request to the Trustee to pursue the remedy. The Trustee may refuse to enforce the Indenture or the Debentures unless it receives indemnity and security satisfactory to it. Subject to certain limitations, the holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power conferred on the Trustee, and may rescind an acceleration of the Debentures. The Trustee may withhold from holders of Debentures notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest. (Art. 6, Secs. 6.05 and 6.06).

The Indenture requires Intervest to furnish to the Trustee an annual statement, signed by specified officers of Intervest, stating whether or not such officers have knowledge of any Default under the Indenture, and, if so, specifying each such Default and the nature thereof. (Art. 4, Sec. 4.03).

Federal Income Tax Consequences

Interest payments received by or accrued for the account of Holders of Debentures will be includible in the income of such Debenture Holders for federal income tax purposes for the taxable year in which the interest is received or accrued. Holders who hold the Debentures for investment purposes should treat all reportable interest as portfolio income under applicable Code provisions.

Intervest’s deposit of funds with the Trustee to effect the discharge of Intervest’s obligations under the Debentures and the Indenture prior to redemption or maturity of the Debentures, will have no effect on the amount of income realized or recognized (gain or loss) by the Debenture Holders or the timing of recognition of gain or loss for federal income tax purposes.

PLAN OF OFFERING

Intervest has entered into an Underwriting Agreement with Sage, Rutty & Co., Inc., a New York corporation (the “underwriter”). Mr. Wayne F. Holly, who is a director of Intervest, is the Chairman and President of the underwriter. Pursuant to the Underwriting Agreement, the underwriter will offer the debentures for sale on a minimum ($12,000,000) and maximum ($14,000,000) “best efforts” basis. Accordingly, the underwriter will not have any obligation to purchase any debentures from Intervest in the event it is unable to affect the sale of part or all of the debentures. Moreover, no debenture may be sold unless the Issuer has received orders for at least $12,000,000 of debentures. The minimum amount is without regard as to maturity and there are no separate minimum established for any maturity. If, within 90 days after the registration statement is declared effective by the Securities and Exchange Commission (the “Offering Termination Date”), at least $12,000,000 of debentures, without regard to maturity, have been sold and subscriptions accepted by Intervest, Intervest may close the offering to those debentures (the “First Closing”), and the underwriter may continue to offer the balance of the debentures and subscriptions will be accepted by Intervest until 120 days after the minimum has been sold. The underwriter may enter into one or more Selected Dealer Agreements with other broker/dealer firms which are members of the National Association of Securities Dealers, Inc. (the “NASD”), pursuant to which such other broker/dealers may offer part of the debentures for sale.

Intervest Securities Corporation, which firm is a member of the NASD, may enter into a Selected Dealer Agreement. Intervest Securities Corporation is a wholly-owned subsidiary of Intervest Bancshares Corporation, the parent corporation of Intervest Mortgage Corporation. Mr. Lowell S. Dansker, an officer and director of the Company, is a registered principal and director of that firm and may participate in the offering in that capacity. As such, the offering is being conducted in compliance with the requirements of Rule 2720 of the NASD Conduct Rules. The underwriter will be acting as a “Qualified Independent Underwriter,” as that term is defined in Rule 2720. The underwriter is assuming responsibility related to the pricing of the offering and the performance of due diligence.

Intervest has agreed to indemnify the underwriter and such broker/dealers participating in the offering against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.

Intervest will pay to the underwriter a commission equal to 3% of the purchase price of debentures due April 1, 2009, 5% of the purchase price of debentures due April 1, 2011, and 7% of the purchase price of debentures due April 1, 2013, which are sold by the underwriter or participating broker/dealers. In addition, Intervest will pay the underwriter a fee equal to ½ of 1% of the aggregate gross amount of debentures due April 1, 2009, and 1% of debentures due April 1, 2011 and April 1, 2013 sold in the offering, and will pay the fee of underwriter’s counsel. Pursuant to the Selected Dealer Agreements, the underwriter will reallow to each of the other broker/dealers referred to above the entire commission on the price of each debenture sold by such broker/dealer. No additional discounts or commissions are to be allowed or paid to such other broker/dealers. Copies of this prospectus may be furnished or made available to customers of the Company and its affiliate, Intervest National Bank. No employee or representative of that Bank, however, is authorized to sell debentures and any such sales shall be through authorized dealers. The debentures are not FDIC insured; are not guaranteed by the Bank; and may lose value.

Until the First Closing, subscription payments for debentures will be held by Canandaigua National Bank and Trust Company (“CNB”) and payments may be submitted by check or wire by federal wire transfer. Checks should be made payable to “CNB - Escrow Intervest” and checks will be submitted by broker/dealers to CNB, the escrow agent, by noon of the next business day after receipt. Funds in the escrow account may be invested only as permitted by Rule 15c2-4 of the SEC Rules. After the First Closing, subscription payments for the debentures in the form of checks should be made payable to Intervest Mortgage Corporation. Payments received by the underwriter or participating broker/dealers will be promptly transmitted to CNB where they will be held for subscribers in a segregated escrow account until acceptable subscriptions for at least $12,000,000 of debentures have been received. At the First Closing, the funds in the escrow account (including interest earned thereon but after deducting commissions due to the Underwriter) will be delivered to Intervest. As required by Rule 10b-9 of the SEC rules, if, on the Offering Termination Date, at least $12,000,000 of debentures have not been sold and subscriptions accepted by Intervest, subscription documents and funds will be promptly refunded to subscribers and the offering will terminate. With respect to interest earned on the escrow account, such interest will, in the event of such termination, be distributed to subscribers in proportion to the amount paid by each subscriber without regard to the date when such subscription funds were paid by the subscriber. It shall be a condition to the refund of subscription funds that the subscriber furnish an executed IRS Form W-9 so that any interest earned and distributed to such subscriber may be properly reported. Once the Escrow Agent has received a minimum of $12,000,000 in subscriptions for debentures which have been accepted by Intervest, Intervest may close the Offering as to those subscribers, and the underwriter may continue to offer the balance of the debentures and subscriptions will be accepted by Intervest until 120 days after such minimum has been sold.

LEGAL OPINIONS

The legality of the issuance of the Debentures offered herewith has been passed upon for Intervest by Harris Beach LLP, 99 Garnsey Road, Pittsford, New York 14534. Certain legal matters will be passed upon for the Underwriter by Harter Secrest & Emery, LLP, 1600 Bausch & Lomb Place, Rochester, New York 14604.

EXPERTS

The consolidated financial statements of Intervest as of December 31, 2004 and December 31, 2003 and for each of the years in the three year period ended December 31, 2004 and Schedule IV as of December 31, 2004, have been included herein and in the Registration Statement in reliance upon the report of Eisner LLP, independent registered public accounting firm, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS
OF INTERVEST MORTGAGE CORPORATION

Report of Independent Registered Public Accounting Firm	F- 1
Balance Sheets as of December 31, 2004 and December 31, 2003	F- 2
Statements of Operations for the Years Ended
December 31, 2004, 2003 and 2002	F- 3
Statements of Changes in Stockholder’s Equity for the Years Ended
December 31, 2004, 2003 and 2002	F- 4
Statements of Cash Flows for the Years Ended
December 31, 2004, 2003 and 2002	F- 5
Notes to Financial Statements	F- 6
Schedule IV - Mortgage Loans on Real Estate -
December 31, 2004	F-16

Other financial statement schedules and inapplicable periods with respect to schedules listed above are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the financial statements filed, including the notes thereto.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholder

Intervest Mortgage Corporation

New York, New York:

We have audited the consolidated balance sheets of Intervest Mortgage Corporation and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above fairly present, in all material respects, the consolidated financial position of Intervest Mortgage Corporation and subsidiaries as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

/s/ Eisner LLP

Eisner LLP

New York, New York

February 10, 2005

Intervest Mortgage Corporation and Subsidiaries

Consolidated Balance Sheets

	At December 31,
($ in thousands)	2004	2003

ASSETS
Cash	$6,160	$1,379
Short-term investments (note 2)	10,991	24,393
Total cash and cash equivalents	17,151	25,772
Mortgage loans receivable (net of unearned fees and discounts and allowance for loan losses, notes 3 and 4)	100,188	89,116
Accrued interest receivable	497	642
Loan fees receivable	884	762
Fixed assets, net (note 5)	88	86
Deferred debenture offering costs, net (note 6)	3,271	2,851
Other assets	372	349
Total assets	$122,451	$119,578

LIABILITIES
Mortgage escrow funds payable	$1,644	$1,671
Subordinated debentures payable (note 7)	88,850	87,350
Debenture interest payable at maturity (note 7)	8,219	12,052
Other liabilities	211	332
Total liabilities	98,924	101,405

Commitments and contingencies (notes 11 and 13)

STOCKHOLDER'S EQUITY
Class A common stock (no par value, 200 shares authorized, 100 issued and outstanding)	2,100	2,100
Class B common stock ( no par value, 100 shares authorized, none issued )	-	-
Additional paid-in-capital	11,510	8,510
Retained earnings (note 8)	9,917	7,563
Total stockholder's equity	23,527	18,173
Total liabilities and stockholder's equity	$122,451	$119,578
See accompanying notes to consolidated financial statements.

Intervest Mortgage Corporation and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
($ in thousands)	2004	2003	2002

REVENUES
Interest and fee income on mortgages	$9,657	$9,066	$8,131
Interest income on short-term investments	239	203	289
Total interest and fee income	9,896	9,269	8,420
Servicing agreement income - related party (note 11)	4,262	2,343	1,597
Gain on early repayment of mortgages	447	260	334
Other income	207	196	125
Total revenues	14,812	12,068	10,476

EXPENSES
Interest on debentures	6,811	6,187	5,483
Amortization of deferred debenture offering costs	1,134	953	805
Provision for loan losses	141	90	83
General and administrative	2,347	1,583	1,332
Total expenses	10,433	8,813	7,703

Income before income taxes	4,379	3,255	2,773
Provision for income taxes (note 12)	2,025	1,496	1,207
Net income	$2,354	$1,759	$1,566
See accompanying notes to consolidated financial statements.

Intervest Mortgage Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholder's Equity

	Year Ended December 31,
($ in thousands)	2004	2003	2002

CLASS A COMMON STOCK
Balance at beginning and end of year	$2,100	$2,100	$2,100

CLASS B COMMON STOCK
Balance at beginning and end of year	-	-	-

ADDITIONAL PAID-IN-CAPITAL
Balance at beginning of year	8,510	3,509	3,509
Contributions from Parent Company	3,000	5,001	-
Balance at end of year	11,510	8,510	3,509

RETAINED EARNINGS
Balance at beginning of year	7,563	5,804	4,238
Net income	2,354	1,759	1,566
Balance at end of year	9,917	7,563	5,804

Total stockholder's equity at end of year	$23,527	$18,173	$11,413
See accompanying notes to consolidated financial statements.

Intervest Mortgage Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
($ in thousands)	2004	2003	2002

OPERATING ACTIVITIES
Net income	$2,354	$1,759	$1,566
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	32	33	28
Provision for loan losses	141	90	83
Amortization of deferred debenture offering costs	1,134	953	805
Amortization of premiums, fees and discounts, net	(1,047)	(878)	(640)
Gain on early repayment of mortgage loans receivable	(447)	(260)	(334)
Net (decrease) increase in mortgage escrow funds payable	(27)	1,011	2
Net (decrease) increase in debenture interest payable at maturity	(3,833)	1,301	1,638
Net change in all other assets and liabilities	1,276	878	800
Net cash (used in) provided by operating activities	(417)	4,887	3,948

INVESTING ACTIVITIES
Principal repayments of mortgage loans receivable	61,270	62,209	25,494
Originations of mortgage loans receivable	(72,385)	(78,321)	(36,205)
Net decrease (increase) in interest-earning time deposits with banks	-	2,000	(2,000)
Purchases of fixed assets, net	(35)	(52)	(31)
Net cash used in investing activities	(11,150)	(14,164)	(12,742)

FINANCING ACTIVITIES
Proceeds from issuance of debentures, net of offering costs	19,946	14,752	12,488
Principal repayments of debentures	(20,000)	(2,650)	(2,500)
Capital contributions from Parent Company	3,000	5,001	-
Net cash provided by financing activities	2,946	17,103	9,988

Net (decrease) increase in cash and cash equivalents	(8,621)	7,826	1,194

Cash and cash equivalents at beginning of year	25,772	17,946	16,752

Cash and cash equivalents at end of year	$17,151	$25,772	$17,946

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest	$10,644	$4,886	$3,845
Income taxes	2,112	1,817	1,214
See accompanying notes to consolidated financial statements.

Intervest Mortgage Corporation and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2004, 2003 and 2002

1.	Description of Business and Summary of Significant Accounting Policies

Description of Business

Intervest Mortgage Corporation and Subsidiaries (the "Company") is a wholly owned subsidiary of Intervest Bancshares Corporation (the "Parent Company"). The Company is engaged in the real estate business, including the origination and purchase of real estate mortgage loans. The Company also provides loan origination services to Intervest National Bank, a wholly owned subsidiary of the Parent Company. Officers of the Company are Directors of the Company and are officers, principal shareholders and Directors of the Parent Company.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of Intervest Mortgage Corporation and its wholly owned subsidiaries, Intervest Distribution Corporation and Intervest Realty Servicing Corporation. All material intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior year amounts to conform to the current year's presentation. The accounting and reporting policies of the Company conform to accounting principals generally accepted in the United States of America.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, as of the date of the financial statements and revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the estimated fair values of the Company's financial instruments.

Cash Equivalents

For purposes of the statements of cash flows, cash equivalents include short-term investments that have original maturities of three months or less when purchased.

Mortgage Loans Receivable

Mortgage loans receivable are stated at their outstanding principal balances, net of any deferred fees or costs on originated mortgage loans receivable, unamortized discounts on purchased mortgage loans receivable and the allowance for loan losses. Purchased mortgage loans receivable, all of which have been made from affiliated companies, are recorded at cost, which is equivalent to the carrying amount of the seller. The purchase price is deemed equivalent to the fair value of the mortgage loans receivable based on their interest rates. Interest income is accrued on the unpaid principal balance. Discounts are amortized to income over the life of the related mortgage loans receivable using the constant interest method. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield of the related mortgage loans receivable. When a loan is paid off or sold, or if a commitment expires unexercised, any unamortized net deferred amount is credited or charged to earnings accordingly.

Mortgage loans receivable are placed on nonaccrual status when principal or interest becomes 90 days or more past due unless the loan is well secured and in the process of collection. Accrued interest receivable previously recognized is reversed and amortization of net deferred fee income is discontinued for mortgage loans receivable placed on a nonaccrual status. Interest payments received on mortgage loans receivable in a nonaccrual status are recognized as income on a cash basis unless future collections on principal are doubtful, in which case the payments received are applied as a reduction of principal. Mortgage loans receivable remain on nonaccrual status until principal and interest payments are current.

Intervest Mortgage Corporation and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2004, 2003 and 2002

1.	Description of Business and Summary of Significant Accounting Policies, Continued

Allowance for Mortgage Loan Losses

The allowance for mortgage loan losses is netted against mortgage loans receivable and is increased by provisions charged to operations and decreased by chargeoffs (net of recoveries). The adequacy of the allowance is evaluated monthly with consideration given to the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, specific problem mortgage loans receivable and commitments and estimates of fair value thereof; historical chargeoffs and recoveries, adverse situations which may affect the borrowers' ability to repay, and management's perception of the current and anticipated economic conditions in the Company's lending areas. In addition, Statement of Financial Accounting Standards (SFAS) No. 114 specifies the manner in which the portion of the allowance for loan losses is computed related to certain mortgage loans receivable that are impaired. A loan is normally deemed impaired when, based upon current information and events, it is probable the Company will be unable to collect both principal and interest due according to the contractual terms of the loan agreement. Impaired mortgage loans receivable normally consist of mortgage loans receivable on nonaccrual status. Interest income on impaired mortgage loans receivable is recognized on a cash basis. Impairment for commercial real estate and residential mortgage loans receivable is measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or the observable market price of the loan or the estimated fair value of the loan's collateral, if payment of the principal and interest is dependent upon the collateral. When the fair value of the property is less than the recorded investment in the loan, this deficiency is recognized as a valuation allowance, and a charge to the provision for loan losses. The Company will charge off any portion of a recorded investment in a loan that exceeds its fair value of the collateral.

Fixed Assets

Fixed assets are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Maintenance, repairs and minor improvements are charged to operating expenses as incurred while major improvements are capitalized.

Deferred Debenture Offering Costs

Costs relating to offerings of debentures are amortized over the terms of the debentures. Deferred debenture offering costs consist primarily of underwriters' commissions.

Advertising Costs

Advertising costs are expensed as incurred.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded if it is more likely than not that some portion or all of the deferred tax assets will not be realized based on a review of available evidence.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated financial statements when they are funded and related fees are recorded when incurred or received.

Intervest Mortgage Corporation and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2004, 2003 and 2002

1.	Description of Business and Summary of Significant Accounting Policies, Continued

Recent Accounting and Regulatory Developments

Accounting for Loan Commitments  In March 2004, the SEC issued Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" (SAB 105). SAB 105 provides recognition guidance for entities that issue loan commitments that are required to be accounted for as derivative instruments. Currently, loan commitments that the Company enters into would not be required to be accounted for as derivative instruments under SAB 105.

2.	Short-Term Investments
At December 31, 2004 and 2003, short-term investments were comprised of bank commercial paper, money market and savings accounts with banks.

3.	Mortgage Loans Receivable
Mortgage loans receivable are summarized as follows:

	At December 31, 2004		At December 31, 2003
($ in thousands)	# of loans	Amount	# of loans	Amount
Residential multifamily mortgage loans receivable	52	$52,543	47	$48,039
Commercial real estate mortgage loans receivable Land and land development loans receivable	40 4	38,121 10,868	32 3	30,596 11,782
Mortgage loans receivable	96	101,532	82	90,417
Deferred loan fees and unamortized discount		(1,012)		(1,110)
Mortgage loans receivable, net of fees and discount		100,520		89,307
Allowance for mortgage loan losses		(332)		(191)
Mortgage loans receivable, net		$100,188		$89,116

At December 31, 2004, the loan portfolio consisted of $60,265,000 and $41,267,000 of first mortgage loans and junior mortgage loans, respectively. These loans were comprised of $28,897,000 of fixed-rate loans and $72,635,000 of adjustable-rate loans. At December 31, 2003, the loan portfolio consisted of $61,869,000 and $28,548,000 of first mortgage loans and junior mortgage loans, respectively. These loans were comprised of $32,773,000 of fixed-rate loans and $57,644,000 of adjustable-rate loans.

At December 31, 2004, effective interest rates on mortgages ranged from 5.69% to 17.40%, compared to 5.08% to 17.19% at December 31, 2003. Many of the mortgage loans receivable have an interest rate floor which resets upward along with any increase in the loan's interest rate. This feature reduces the loan's interest rate exposure in periods of declining interest rates.

During 2004, 2003 and 2002, certain mortgages were repaid in full prior to their maturity date. The prepayments resulted in the recognition of unearned fees and discounts associated with such mortgage loans receivable, as well as the receipt of prepayment fees in certain cases. For 2004, 2003 and 2002, income associated with the prepayments of mortgages was $447,000, $260,000 and $334,000, respectively.

Credit risk, which represents the possibility of the Company not recovering amounts due from its borrowers, is significantly related to local economic conditions in the areas the properties are located, as well as the Company's underwriting standards. Economic conditions affect the market value of the underlying collateral as well as the levels of occupancy of income-producing properties (such as office buildings, shopping centers and rental and cooperative apartment buildings).

Intervest Mortgage Corporation and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2004, 2003 and 2002

3.	Mortgage Loans Receivable, Continued
The geographic distribution of the properties that collateralize the loan portfolio is summarized as follows:
	At December 31, 2004		At December 31, 2003
($ in thousands)	Amount	% of Total	Amount	% of Total
New York	$86,701	85.4%	$80,130	88.6%
New Jersey	8,133	8.0	1,309	1.4
Florida	2,304	2.3	5,200	5.8
Pennsylvania	1,822	1.8	2,156	2.4
Maryland	880	0.9	-	-
Alabama	789	0.8	-	-
Connecticut	340	0.3	793	0.9
All other	563	0.5	829	0.9
	$101,532	100.0%	$90,417	100.0%
The following table shows scheduled contractual principal repayments of the loan portfolio at December 31, 2004:
($ in thousands)
Year ended December 31, 2005	$47,596
Year ended December 31, 2006	25,378
Year ended December 31, 2007	16,230
Year ended December 31, 2008	1,254
Year ended December 31, 2009	1,599
Thereafter	9,475
$101,532
At December 31, 2004, $39,928,000 of mortgage loans receivable with adjustable rates and $14,008,000 of mortgage loans receivable with fixed rates are due after one year.

At December 31, 2004, one loan with a principal balance of $179,000 was on a nonaccrual status, compared to two loans with an aggregate principal balance of $1,057,000 at December 31, 2003. These loans were considered impaired under the criteria of SFAS No.114. but no valuation allowance was maintained at any time since the Company believes that the estimated fair value of the underlying properties exceeded the Company's recorded investment.

At December 31, 2004 and 2003, there were no other loans classified as nonaccrual, impaired or ninety days past due and still accruing interest. Interest income that was not recorded on nonaccrual loans under their contractual terms amounted to $15,000 in 2004 and $58,000 in 2003. The average balance of nonaccrual (impaired) loans for 2004 and 2003 was $76,000 and $610,000, respectively. There were no nonaccrual loans for 2002.

4.	Allowance for Mortgage Loan Losses
Activity in the allowance for mortgage loan losses is summarized as follows:
	For the Year Ended December 31,
($ in thousands)	2004	2003	2002
Balance at beginning of year	$191	$101	$18
Provision charged to operations	141	90	83
Balance at end of year	$332	$191	$101
5.	Fixed Assets
Fixed assets are summarized as follows:
	At December 31,
($ in thousands)	2004	2003
Furniture, fixtures and equipment	$82	$99
Automobiles	43	43
Total cost	125	142
Less accumulated deprecation	(37)	(56)
Fixed assets, net	$88	$86

Intervest Mortgage Corporation and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2004, 2003 and 2002

6.	Deferred Debenture Offering Costs

Deferred debenture offering costs are summarized as follows:

	At December 31,
($ in thousands)	2004	2003
Deferred debenture offering costs	$7,079	$7,209
Less accumulated amortization	(3,808)	(4,358)
Deferred debenture offering costs, net	$3,271	$2,851

7.	Subordinated Debentures Payable

The following table summarizes debenture payable.

($ in thousands)	At December 31, 2004	At December 31, 2003
Series 05/12/95 - interest at 2% above prime - due April 1, 2004	$-	$9,000
Series 10/19/95 - interest at 2% above prime - due October 1, 2004	-	9,000
Series 05/10/96 - interest at 2% above prime - due April 1, 2005	10,000	10,000
Series 10/15/96 - interest at 2% above prime - due October 1, 2005	5,500	5,500
Series 04/30/97 - interest at 1% above prime - due October 1, 2005	8,000	8,000
Series 11/10/98 - interest at 9% fixed - due January 1, 2005	2,600	2,600
Series 06/28/99 - interest at 8 ½% fixed - due July 1, 2004	-	2,000
Series 06/28/99 - interest at 9% fixed - due July 1, 2006	2,000	2,000
Series 09/18/00 - interest at 8 ½% fixed - due January 1, 2006	1,250	1,250
Series 09/18/00 - interest at 9% fixed - due January 1, 2008	1,250	1,250
Series 08/01/01 - interest at 7 ½% fixed - due April 1, 2005	1,750	1,750
Series 08/01/01 - interest at 8% fixed - due April 1, 2007	2,750	2,750
Series 08/01/01 - interest at 8 ½% fixed - due April 1, 2009	2,750	2,750
Series 01/17/02 - interest at 7 ¼% fixed - due October 1, 2005	1,250	1,250
Series 01/17/02 - interest at 7 ½% fixed - due October 1, 2007	2,250	2,250
Series 01/17/02 - interest at 7 ¾% fixed - due October 1, 2009	2,250	2,250
Series 08/05/02 - interest at 7 ¼% fixed - due January 1, 2006	1,750	1,750
Series 08/05/02 - interest at 7 ½% fixed - due January 1, 2008	3,000	3,000
Series 08/05/02 - interest at 7 ¾% fixed - due January 1, 2010	3,000	3,000
Series 01/21/03 - interest at 6 ¾% fixed - due July 1, 2006	1,500	1,500
Series 01/21/03 - interest at 7 % fixed - due July 1, 2008	3,000	3,000
Series 01/21/03 - interest at 7 ¼% fixed - due July 1, 2010	3,000	3,000
Series 07/25/03 - interest at 6 ½% fixed - due October 1, 2006	2,500	2,500
Series 07/25/03 - interest at 6 ¾% fixed - due October 1, 2008	3,000	3,000
Series 07/25/03 - interest at 7 % fixed - due October 1, 2010	3,000	3,000
Series 11/28/03 - interest at 6 ¼ % fixed - due April 1, 2007	2,000	-
Series 11/28/03 - interest at 6 ½% fixed - due April 1, 2009	3,500	-
Series 11/28/03 - interest at 6 ¾ % fixed - due April 1, 2011	4,500	-
Series 06/07/04 - interest at 6 ¼ % fixed - due January 1, 2008	2,500	-
Series 06/07/04 - interest at 6 ½% fixed - due January 1, 2010	4,000	-
Series 06/07/04 - interest at 6 ¾ % fixed - due January 1, 2012	5,000	-
	$88,850	$87,350
In the table above, prime represents the prime rate of JPMorganChase Bank, which was 5.25% on December 31, 2004 and 4.00% on December 31, 2003. The floating rate debentures have a maximum interest rate of 12%.

In January 2004, the Company issued its Series 11/28/03 debentures in the principal amount of $10,000,000. Net proceeds, after deferred offering costs, amounted to $9,252,000.

Intervest Mortgage Corporation and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2004, 2003 and 2002

7.	Subordinated Debentures Payable, Continued

In July 2004, the Company issued its Series 6/7/04 debentures in the principal amount of $11,500,000. Net proceeds, after deferred offering costs, amounted to $10,672,000.

On March 1, 2004, the Company's Series 5/12/95 debentures due April 1, 2004 were redeemed for $9,000,000 of principal and $2,749,000 of accrued interest. On May 1, 2004, the Company's Series 6/28/99 debentures due July 1, 2004 were redeemed for $2,000,000 of principal and $980,000 of accrued interest. On October 1, 2004, the Company's Series 10/19/95 debentures were repaid for $9,000,000 of principal and $2,244,000 of accrued interest.

Interest is paid quarterly on the Company's debentures except for the following: $1,980,000 of Series 5/10/96; all of Series 11/10/98, 6/28/99, 9/18/00; $770,000 of Series 8/01/01; $270,000 of Series 1/17/02; $1,520,000 of Series 8/05/02; $1,750,000 of Series 11/28/03; and $1,910,000 of Series 6/7/04 debentures, all of which accrue and compound interest quarterly, with such interest due and payable at maturity.

The holders of Series 11/10/98 thru 9/18/00 and 1/17/02 thru 6/7/04 debentures can require the Company repurchase the debentures for face amount plus accrued interest each year (beginning October 1, 2005 for Series 1/17/02, January 1, 2006 for Series 8/05/02, July 1, 2006 for Series 1/21/03, October 1, 2006 for Series 7/25/03, January 1, 2007 for Series 11/28/03 and January 1, 2008 for Series 6/7/04) provided, however, in no calendar year will the Company be required to purchase more than $100,000 in principal amount of each maturity, in each series of debentures, on a non-cumulative basis.

The Company's debentures may be redeemed at its option at any time, in whole or in part, for face value, except for Series 6/7/04; which would be redeemed at a premium of 1% if it were redeemed prior to July 1, 2005. All the debentures are unsecured and subordinate to all present and future senior indebtedness, as defined in the indenture related to each debenture.

The Company has filed a registration statement relating to an offering of additional debentures. It is anticipated that debentures in an aggregate principal amount of up to $14,000,000 will be issued in the second quarter of 2005.

Scheduled contractual maturities of debentures as of December 31, 2004 are summarized as follows:
($ in thousands)	Principal	Accrued Interest
Year ended December 31, 2005	$29,100	$5,191
Year ended December 31, 2006	9,000	1,833
Year ended December 31, 2007	7,000	127
Year ended December 31, 2008	12,750	681
Year ended December 31, 2009	8,500	176
Thereafter	22,500	211
	$88,850	$8,219

8.	Dividend Restriction

The payment of dividends by the Company to the Parent Company is subject to restrictions. The Company cannot declare or pay any dividend or make any distribution on its capital stock (other than dividends or distributions payable in capital stock), or purchase, redeem or otherwise acquire or retire for value, or permit any subsidiary to purchase or otherwise acquire for value, capital stock of the Company, if at the time of such payment, the Company is not in compliance with certain provisions of the indentures under which the Company's debentures were issued.

Intervest Mortgage Corporation and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2004, 2003 and 2002

9.	Profit Sharing Plan

The Company maintains a tax-qualified, profit sharing plan and trust in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan is available to each of the Company's eligible employees who elect to participate after meeting certain length-of-service requirements. The Company makes discretionary matching contributions up to 3% of employee compensation, which vest to the employees over a period of time. Total cash contributions to the plan for 2004, 2003 and 2002 were $18,000, $13,000 and $13,000, respectively.

10.	Rental Expense

As of May, 2004, the Company shares office space with its Parent Company which leases the entire fourth floor, approximately 21,500 square feet, of One Rockefeller Plaza in New York City. The Company occupies approximately one half of the space. The Parent Company’s lease expires March 2014. The Company has an informal agreement with the Parent Company whereby it reimburses the Parent Company for its share of the rent.

Total rent expense amounted to $486,000 in 2004, $242,000 in 2003 and $218,000 in 2002. Rent expense for 2004 included related charges paid to the Parent Company of $317,000.

11.	Related Party Transactions

From time to time, the Company participates with Intervest National Bank (a wholly owned subsidiary of the Parent Company) in certain mortgage loans receivable. The Company had no participations outstanding with Intervest National Bank at December 31, 2004, compared to an outstanding balance of $5,533,000 at December 31, 2003.

The Company has a servicing agreement with Intervest National Bank to provide origination services which include: the identification of potential properties and borrowers; the inspection of properties constituting collateral for such loans; the negotiation of the terms and conditions of such loans in accordance with the Intervest National Bank's underwriting standards; preparing commitment letters and coordinating the loan closing process. This agreement renews each January 1 unless terminated by either party. The Company earned $4,262,000, $2,343,000 and $1,597,000 for the years ended 2004, 2003 and 2002, respectively, in connection with this servicing agreement. Such services are performed by Company personnel and the expenses associated with the performance of such services are borne by the Company.

The Company has interest-bearing and noninterest-bearing deposit accounts with Intervest National Bank totaling $9,352,000 at December 31, 2004, and $18,869,000 at December 31, 2003. The Company received interest income of $138,000, $102,000 and $81,000 for the years ended 2004, 2003 and 2002, respectively, in connection with such deposits. These amounts are included in interest income in the consolidated statements of operations.

Intervest Securities Corporation, an affiliate, received commissions and fees aggregating $119,000, $77,100 and $58,000 for the years ended 2004, 2003 and 2002 in connection with the placement of subordinated debentures of the Company.

The Company paid fees of $137,000 in 2004, $199,000 in 2003 and $115,000 in 2002 for legal services rendered by a law firm, a partner of which is a director of the Company. The Company paid commissions and fees in connection with the placement of debentures aggregating $679,000 in 2004, $531,000 in 2003 and $515,000 in 2002 to a broker/dealer, a principal of which is a director of the Company.

The Company will reimburse the Parent Company for the new leased space as follows: $394,000 in 2005; $394,000 in 2006; $394,000 in 2007; $427,000 in 2008; 437,000 in 2009 and $1,913,000 thereafter for an aggregate amount of $3,959,000.

Beginning in the third quarter of 2004, the Company commenced paying a management fee to the Parent Company of $37,500 per quarter. There was no management fee in 2003.

Intervest Mortgage Corporation and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2004, 2003 and 2002

12.	Income Taxes

The Company files consolidated Federal and combined New York State and City income tax returns with its Parent Company on a calendar year basis. Income taxes are provided as if the Company filed a separate consolidated tax return with its subsidiaries.

At December 31, 2004 and 2003, the Company's net deferred tax asset was $362,000 and $317,000, respectively, which is included in other assets on the balance sheet. The asset relates to the unrealized benefit for net temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance was not maintained at any time in 2004, 2003 or 2002.

Allocation of federal, state and local income taxes between current and deferred portions is as follows:
($ in thousands)	Current	Deferred	Total
Year Ended December 31, 2004:
Federal	$1,298	$(34)	$1,264
State and Local	772	(11)	761
	$2,070	$(45)	$2,025
Year Ended December 31, 2003:
Federal	$1,007	$(88)	$919
State and Local	605	(28)	577
	$1,612	$(116)	$1,496
Year Ended December 31, 2002:
Federal	$736	$(24)	$712
State and Local	501	(6)	495
	$1,237	$(30)	$1,207
The components of the deferred tax benefit are summarized as follows:

	For the Year Ended December 31,
($ in thousands)	2004	2003	2002
Deferred loan fees and discount	$20	$(76)	$13
Allowance for loan losses	(65)	(40)	(38)
Depreciation	-	-	(5)
	$(45)	$(116)	$(30)

The tax effects of the temporary differences that give rise to the deferred tax asset are summarized as follows:

	At December 31,
($ in thousands)	2004	2003
Attributable to: Deferred loan fees and discount	$199	$219
Allowance for loan losses	152	87
Depreciation	11	11
	$362	$317
Reconciliation between the statutory federal income tax rate and the Company's effective tax rate follows:

	For the Year Ended December 31,
($ in thousands)	2004	2003	2002
Tax provision at statutory rate	35.0%	34.0%	34.0%
Increase in taxes resulting from:
State and local income taxes, net of federal benefit	11.2	11.9	9.4
All other	-	0.1	0.1
	46.2%	46.0%	43.5%

Intervest Mortgage Corporation and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2004, 2003 and 2002

13.	Commitments and Contingencies

The Company has an employment agreement with Jerome Dansker, its Chairman of the Board and Executive Vice President that expires June 30, 2014. The agreement provides for an annual salary in the present amount of $211,185, which is subject to increase annually by six percent or by the percentage increase in the consumer price index, if higher. The agreement also provides for monthly expense payments, the use of a car and medical benefits. In the event of Mr. Dansker's death or disability, monthly payments of one-half of this amount which otherwise would have been paid to Mr. Dansker will continue until the longer of (i) the balance of the term of employment, or (ii) three years. The agreement also provides for additional compensation of $1,000 per month for each $10,000,000 of gross assets of the Company in excess of $100,000,000. For 2004 and 2003, Mr. Dansker received $25,000 and $4,000, respectively of such additional compensation. No additional compensation was paid for 2002.

The Company issues commitments to extend credit in the normal course of business, which may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. Commitments to extend credit are agreements to lend funds under specified conditions. Such commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Commitments to extend credit amounted to $6,080,000 at December 31, 2004, nearly all of which will either close or expire in 2005.

The Company is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as foreclosure proceedings. Management does not believe that there is any pending or threatened proceeding against the Company, which, if determined adversely, would have a material effect on the business, results of operations, or financial position of the Company.

14.	Estimated Fair Value of Financial Instruments

Fair value estimates are made at a specific point in time based on available information about each financial instrument. Where available, quoted market prices are used. However, a significant portion of the Company's financial instruments, such as commercial real estate and multifamily mortgage loans receivable, do not have an active marketplace in which they can be readily sold or purchased to determine fair value. Consequently, fair value estimates for such instruments are based on assumptions made by management that include the financial instrument's credit risk characteristics and future estimated cash flows and prevailing interest rates. As a result, these fair value estimates are subjective in nature, involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Accordingly, changes in any of management's assumptions could cause the fair value estimates to deviate substantially.

The fair value estimates also do not reflect any additional premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument, nor estimated transaction costs. Further, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on and have not been considered in the fair value estimates. Finally, fair value estimates do not attempt to estimate the value of anticipated future business and the Company's customer relationships.

The carrying and estimated fair values of the Company's financial instruments are as follows:

	At December 31, 2004		At December 31, 2003
($ in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and cash equivalents	$17,151	$17,151	$25,772	$25,772
Mortgage loans receivable, net	100,188	102,405	89,116	94,035
Accrued interest receivable	497	497	642	642
Financial Liabilities:
Debentures payable plus accrued interest	97,069	98,569	99,402	101,240
Off balance sheet instruments:
Commitments to lend	32	32	115	115

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Mortgage Loans Receivable. The estimated fair value of mortgage loans receivable is based on a discounted cash flow analysis, using interest rates currently being offered for mortgage loans receivable with similar terms to borrowers of similar credit quality. Management can make no assurance that its perception and quantification of credit risk would be viewed in the same manner as that of a potential investor. Therefore, changes in any of management's assumptions could cause the fair value estimates of mortgage loans receivable to deviate substantially.

Debentures and Accrued Interest Payable. The estimated fair value of debentures and related accrued interest payable is based on a discounted cash flow analysis. The discount rate used in the present value computation was estimated by comparison to what management believes to be the Company's incremental borrowing rate for similar arrangements.

All Other Financial Assets and Liabilities.  The estimated fair value of cash and cash equivalents and accrued interest receivable approximates their carrying values since these instruments are payable on demand or have short-term maturities.

Off-Balance Sheet Instruments. The carrying amounts of commitments to lend approximated estimated fair value. The fair value of commitments to lend is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the counter-party's credit standing.

INTERVEST MORTGAGE CORPORATION
SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE
As of DECEMBER 31, 2004

	Stated	Final			Face	Carrying
	Interest	Maturity	Payment	Prior	Amount of	Amount of	Prepayment Penalty/
Description	Rate	Date	Terms	Liens	Mortgage	Mortgage	Other Fees(Note)

Commercial First Mortgage
Garage
Brooklyn, NY	5.00%	03/01/05	M		$788,000	$786,000	1%

Industrial
Brooklyn, NY	7.50%	02/01/05	M		2,225,000	2,221,000	1%

Office
New City, New York	6.20%	12/08/10	Y		121,000	98,000	none
New York, New York	5.00%	02/01/05	M		1,377,000	1,375,000	0.50%
Parsippany, NJ	6.00%	10/01/05	M		1,791,000	1,775,000	Not prepayable until 5/15/05, then 1%
					3,289,000
Restaurant
Manassas, Virginia	6.50%	12/01/05	Y		31,000	28,000	0.50%
Irondequoint, New York	7.20%	12/01/12	Y		165,000	137,000	1%
New York, New York	7.00%	12/01/05	M		1,728,000	1,708,000	Not prepayable until 4/1/05, then 1% or 31 days interest
New York, New York	5.50%	07/01/06	M		2,897,000	2,876,000	7/6/04-6/30/05 3%; 7/1/05-5/15/05 2%, 5/16/05-7/1/06 0%.
Jonesboro, Georgia	8.50%	04/01/13	M		333,000	285,000	none
					5,154,000
Retail
Brooklyn, New York	5.25%	08/01/08	M		526,000	520,000	4% until 8/1/05, 3% until8/1/06, 2% until 8/1/07, 1% until
							maturity
New York, New York	8.25%	12/01/05	M		246,000	229,000	Not prepayable until 6/1/05, 1% or 31 days interest
							on 2million dollars
Cedarhurst, NY	5.50%	04/01/07	M		736,000	726,000	Not prepayable until 7/1/06, then 1%.
S. Orange, NJ	5.375%	06/01/09	M		542,000	534,000	Not prepayable unitl 3/1/08, then 1%
					2,050,000
Warehouse
Brooklyn, New York	7.00%	04/01/06	M		1,442,000	1,430,000	0.50%
N. Bergen, NJ	7.00%	07/01/07	M		1,740,000	1,712,000	3% until 7/1/05, 2% until 7/1/06, 1%
Long island, New York	8.75%	09/01/05	M		797,000	788,000	1%
Brooklyn, New York	8.75%	10/01/05	M		795,000	783,000	Not payable until 7/1/05, then 1%
					4,774,000

Land Acquisition First Mortgages
Land
Brooklyn, New York	7.00%	01/01/05	M		6,345,000	6,345,000	0.50%
New York, New York	8.75%	07/01/06	M		2,189,000	2,158,000	Not prepayable until 1/1/06, then 1% or 31 days interest
Westchester, New York	6.25%	01/01/05	M		1,985,000	1,974,000	1%
Eatontown, NJ	8.00%	01/03/05	M		350,000	350,000	5 days notice, 0.5%
					10,869,000
Residential First Mortgages
Rental Apartments Building
Bronx, New York	12.75%	01/01/11	M		768,000	768,000	no prepayment permitted
Bronx, New York	11.00%	06/01/13	M		1,616,000	1,543,000	no prepayment permitted
Bronx, New York	13.50%	11/01/13	M		4,013,000	4,013,000	no prepayment permitted
Philadelphia, Pennsylvania	8.00%	03/01/05	M		1,822,000	1,819,000	1%
New York, New York	6.50%	06/01/05	M		3,260,000	3,246,000	1%
Brooklyn, New York	5.63%	08/01/18	M		2,458,000	2,417,000	2%
New York, New York	7.85%	09/01/05	M		1,103,000	1,096,000	Not prepayable until 3/1/05, then 1%
New York, New York	7.50%	10/01/05	M		1,625,000	1,614,000	1%
Newark, New Jersey	6.75%	10/01/08	M		387,000	379,000	2%
New York, New York	8.00%	05/01/06	M		1,364,000	1,350,000	Not prepayable until 9/15/05, then 1%
Baltimore, MD	6.75%	10/01/05	M		880,000	873,000	Not prepayable until 5/1/05, then 1% or 31 days of interest
New York, New York	9.25%	03/01/06	M		991,000	983,000	Not prepayable until 9/1/05. No penalty
Brooklyn, NY	11.25%	03/01/05	M		1,690,000	1,685,000	1%
New York, New York	6.75%	03/01/06	M		692,000	685,000	Not prepayable until 9/1/05, then 1%
Brooklyn, NY	6.00%	04/01/05	M		3,460,000	3,443,000	Not prepayable until 1/1/05, then 1%
New York, New York	8.75%	01/01/06	M		1,437,000	1,419,000	Not prepayable until 8/15/05, then 1%
New York, New York	6.75%	01/01/07	M		2,183,000	2,149,000	Not prepayable until 5/16/06, then 1% or 31 days interest
New York, New York	7.75%	08/01/06	M		622,000	613,000	Not prepayable until 2/1/05, then 1%.
New York, New York	7.00%	09/01/05	M		747,000	739,000	Not prepayable until 6/1/05, then 1%
					31,118,000
Commercial Second Mortgage
Office
Tampa, Florida	10.50%	07/01/09	M	4,399,000	356,000	355,000	1%
Bronx, New York	12.50%	03/01/05	M	770,000	195,000	195,000	1%
New York, New York	6.00%	02/01/05	M	6,148,000	448,000	448,000	None
Staten Island, NY	7.25%	05/01/06	M	5,333,000	1,084,000	1,071,000	Not prepayable until 11/01/05, then 1% or 31 days interest
New York, New York	8.75%	07/01/07	M	7,442,000	3,966,000	3,902,000	Not prepayable until 10/1/06, then 1%
Brooklyn, New York	9.75%	01/01/06	M	4,873,000	646,000	639,000	Not prepayable until 7/1/05, then 1% or 31 days interest
New York, New York	10.50%	12/01/06	M	1,775,000	225,000	223,000	Not payable until 12/1/05, then 1% or 31 days interest
					6,920,000
Retail
New York, New York	10.50%	05/01/06	M	5,854,000	1,957,000	1,940,000	Not prepayable until 6/1/05, then 1%
New Smyrna Beach, Florida	9.00%	09/01/04	M	2,728,000	184,000	184,000	1%
New York, New York	10.25%	09/01/05	M	3,917,000	490,000	484,000	Not prepayable until 3/1/05, then 1% or 31 days interest
White Plains, New York	9.75%	04/01/07	M	10,153,000	978,000	967,000	Not prepayable until 1/1/06, then 1% or 31 days interest
Alexa, AL	10.25%	07/01/05	M	4,966,000	789,000	784,000	Not prepayable until 2/16/05, then 31days interest or 1%
Waterbury, CT	8.75%	03/01/09	M	813,000	121,000	120,000	4% until 3/1/06, 3% until 3/1/07, 2% until 3/1/08, 1% thereafter
					4,519,000
Self Storage
Brooklyn, NY	11.25%	03/01/06	M	3,534,000	493,000	489,000	Not prepayable until 6/1/05, then 31days interest or 1%

Warehouse
Long Island City, New York	12.50%	01/01/06	M	595,000	751,000	738,000	1.5% until 4/1/05, then 1% of outstanding balance
Brooklyn, NY	8.75%	03/01/09	M	4,482,000	413,000	408,000	5% until 3/1/05, 4% 3/1/06, 3% until 3/1/07, 2% until 3/1/08, 1%
							or 31 days interest
New Hyde Pk, NY	9.75%	04/01/09	M	2,334,000	465,000	451,000	3%
Brooklyn, NY	8.75%	05/01/06	M	1,090,000	519,000	513,000	Not prepayable until 11/01/05, then 1% of $550,000 or 31 days
							interest
Queens, New York	8.75%	07/01/06	M	1,093,000	1,888,000	1,860,000	2% until 7/1/05, then 1%
New York, New York	13.25%	03/01/06	M	3,808,000	249,000	247,000	Not prepayable until 10/16/05, then 31 days interest
Brooklyn, New York	8.25%	12/01/06	M	7,500,000	2,000,000	1,963,000	Not payable until 6/1/06, then 1% or 31 days interest
					6,285,000

INTERVEST MORTGAGE CORPORATION
SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE
As of DECEMBER 31, 2004

	Stated	Final			Face	Carrying
	Interest	Maturity	Payment	Prior	Amount of	Amount of	Prepayment Penalty/
Description	Rate	Date	Terms	Liens	Mortgage	Mortgage	Other Fees(Note)

Residential Second Mortgages
Rental Apartments Building
New York, New York	11.25%	01/01/05	M	393,000	1,144,000	1,144,000	1%
« New York, New York	11.00%	03/01/07	M	571,000	179,000	177,000	Not prepayable until 12/1/05, then 1%
Bronx, New York	10.50%	07/01/07	M	2,256,000	113,000	112,000	none
New York, New York	12.50%	10/01/05	M	685,000	111,000	111,000	Not prepayable until 1/1/05, then 1%
Brooklyn, New York	10.00%	02/01/05	M	395,000	74,000	73,000	1%
New York, New York	13.00%	11/01/05	M	1,228,000	1,228,000	1,220,000	Not prepayable until 5/16/05, then 31days interest
Bronx, New York	9.50%	05/01/05	M	194,000	194,000	194,000	31 days interest or 1%
Bronx, New York	13.00%	06/01/05	M	1,178,000	1,178,000	1,173,000	1%
Tampa, Florida	11.00%	06/01/05	M	5,338,000	1,467,000	1,461,000	1%
Bronx, New York	11.00%	07/01/05	M	5,898,000	1,664,000	1,657,000	Not prepayable until 1/1/05, then 1%
New York, New York	6.50%	07/01/05	M	8,811,000	2,453,000	2,443,000	Greater of 1% or 31days interest
New York, New York	9.50%	09/01/08	M	1,563,000	342,000	338,000	1%
New York, New York	13.25%	11/01/05	M	493,000	493,000	490,000	31 days interest
Brooklyn, New York	13.25%	06/01/06	M	1,252,000	99,000	99,000	Not prepayable until 9/15/05, then 31 days interest
New York, New York	10.25%	12/01/05	M	3,411,000	295,000	293,000	Not prepayable until 6/1/05, 1% or 31 days interest
New York, New York	10.25%	12/01/06	M	2,158,000	295,000	292,000	Not prepayable until 3/1/06, 1% or 31 days interest
Yonkers, NY	9.25%	02/01/09	M	776,000	58,000	58,000	5% until 2/1/05, then 4%
New York, New York	8.75%	02/01/07	M	2,955,000	984,000	972,000	2% until 5/1/06, then 1% until maturity.
New York, New York	8.50%	10/01/06	M	3,456,000	1,236,000	1,229,000	Not prepayable until 4/1/06, then 30 days notice without fee.
Jamaica, NY	9.25%	04/01/07	M	4,838,000	635,000	627,000	Not prepayable until 7/1/06, then 1% or 31 days interest
New York, New York	8.75%	05/01/07	M	619,000	568,000	561,000	Not prepayable until 8/1/06 then 1%
Waterbury, CT	9.25%	05/01/06	M	1,644,000	219,000	217,000	Not prepayable until 5/1/05, then 1%
New York, New York	8.25%	05/01/06	M	1,820,000	197,000	196,000	Not prepayable until 11/01/05, then 1%
Deerfield Beach, Florida	7.75%	05/01/07	M	1,089,000	296,000	293,000	Not prepayable until 8/1/06, then 1%
New York, New York	8.75%	05/01/07	M	1,291,000	297,000	294,000	Not prepayable until 9/1/06, then 1%
Parsippany, NJ	13.25%	12/01/06	M	1,488,000	1,487,000	1,466,000	Not prepayable until 4/15/06, then 1% or 31 days interest
Greece, NY	7.00%	07/01/05	M	14,895,000	1,789,000	1,773,000	Not prepayable until 4/1/05, then 1%
Brooklyn, NY	7.75%	01/01/07	M	850,000	200,000	198,000	1%
New York, New York	12.75%	01/01/07	M	1,938,000	449,000	443,000	Not prepayable until 5/16/06, then 31 days interest of with
							maximum of 13%
Asbury Park, NJ	7.75%	08/01/07	M	5,499,000	1,836,000	1,814,000	Not prepayable until 11/1/06, then 1%
New York, New York	8.75%	08/01/07	M	2,781,000	273,000	270,000	Until 8/1/05 3%; until 8/1/06 2%; until maturity 1%.
New York, New York	9.75%	08/01/07	M	2,509,000	796,000	784,000	Until 8/1/05 3%; until 8/1/06 2%; until maturity 1% or 31
							days interest
New York, New York	8.25%	08/01/06	M	1,020,000	199,000	197,000	1% or 31 days interest
Springfield, MA	9.75%	11/01/06	M	4,031,000	200,000	198,000	Not payable until 5/1/06, then 1% or 31 days interest
					23,048,000

	Total			$ 172,930,000	$ 101,532,000	$ 100,520,000

Notes:
(Y)	Yearly principal and interest payments
(M)	Monthly principal and interest payments
(P)	Percentages indicated are on original loan balances unless otherwise stated
31 days interest is on original loan balance unless otherwise stated
«	This loan is currently in default and on non-accrual status.

The following summary reconciles mortgages receivable at their carrying value

		Year Ended December 31,
	2004	2003	2002
Balance at beginning of period	$89,116,000	$73,398,000	$62,647,000
Additions during period
Mortgages originated and acquired	72,385,000	78,321,000	36,205,000

Deductions during period
Collections of principal, net of	(61,177,000)	(62,513,000)	(25,371,000)
amortization of fees and discounts

Change in allowance for loan losses	(141,000)	(90,000)	(83,000)

Balance at end of period	$100,183,000	$89,116,000	$73,398,000

No person has been authorized by the Company or by the Underwriter to give any information or to make any representations other than those contained in this Prospectus in connection with the Offering of the Debentures made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Debentures, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the Debentures in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

___________________________

UNTIL ____________________ (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
INTERVEST MORTGAGE CORPORATION

$14,000,000

SERIES __/__/__

$3,000,000 Total of Subordinated Debentures
Due April 1, 2009

$4,500,000 Total of Subordinated Debentures
Due April 1, 2011

$6,500,000 Total of Subordinated Debentures
Due April 1, 2013

______________

PROSPECTUS
______________

Sage, Rutty & Co., Inc.

The date of this Prospectus is __________, 2005.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following statement sets forth the amounts of expenses in connection with the offering of the Debentures pursuant to this registration statement, all of which shall be borne by the Company.

Amount*
Securities and Exchange Commission
Registration Fee	$1,774
EDGAR Expenses	4,000
Printing and Engraving Expenses	20,000
Accounting Fees and Expenses	15,000
Legal Fees and Expenses	40,000
Blue Sky Fees and Expenses	20,000
Trustees’ Fees and Expenses	5,000
Miscellaneous	24,226
Total	$130,000
*Estimated amounts of expenses.

Item 32.	Sales to Special Parties.

Not applicable.

Item 33.	Recent Sales of Unregistered Securities.

Not applicable.

Item 34.	Indemnification of Directors and Officers.

Sections 721-726 of the New York Business Corporation Law provide that a corporation may indemnify its officers and directors (or persons who have served, at the corporation’s request, as officers or directors of another corporation) against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnification.

The Company’s By-laws provide that the Company will indemnify the officers and directors of the Company to the fullest extent permitted under the laws of New York State. In that regard, the Company is obligated to indemnify officers and directors of the Company from and against any and all judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by an officer or director as a result of any action or proceeding, or any appeal therein, to the extent such amounts may be indemnified under the laws of New York State; and to pay any officer or director of the Company, in advance of the final disposition of any civil or criminal proceeding, the expenses incurred by such officer or director in defending such action or proceeding. The Company’s obligation to indemnify its officers and directors continues to individuals who have ceased to be officers or directors of the Company and to the heirs and personal representatives of former officers and directors of the Company. The form of Underwriting Agreement included as an exhibit to this Registration Statement provides for indemnification of the Company, its officers and directors, against certain liabilities.

Item 35.	Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36.	Financial Statements and Exhibits.

(a)	Financial Statements:

See Index to Financial Statements of the Company.

(b)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.

1.1	Form of Underwriting Agreement between the Company and Sage, Rutty & Co., Inc. (the “Underwriter”).

1.2	Form of Selected Dealer Agreement.

3.1	Certificate of Incorporation of the Company.[1]

3.2	Certificate of Amendment to Certificate of Incorporation.[2]

3.3	Certificate of Amendment Regarding Name Change.[3]

3.4	By-laws of the Company.[4]

4.1	Form of Indenture between the Company and The Bank of New York, as Trustee (the “Trustee”).

5.1	Opinion of Harris Beach LLP.*

10.1	Form of Escrow Agreement between the Company, the Underwriter and Canandaigua National Bank and Trust Company.

10.2	Form of Employment Agreement between the Company and Jerome Dansker.[5]

10.3	Amendment to Employment Agreement between the Company and Jerome Dansker.[2]

12.1	Statement re Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Harris Beach LLP is included in the opinion of Harris Beach LLP, filed as Exhibit 5.1.

23.2	Consent of Eisner LLP

25.1	Statement of Eligibility and Qualification under Trust Indenture Act of 1939 on Form T-1 for The Bank of New York.*
__________________________________
*Previously filed

(1)	Incorporated by reference to Registrant’s Registration Statement on Form S-18 (File No. 33-27404-NY), declared effective on May 12, 1989.

(2)	Incorporated by reference to Registrant’s Report on Form 10-K for the year ended December 31, 1998, dated March 31, 1999.

(3)	Incorporated by reference to Registrant’s Registration Statement on Form S-11 (File No. 333-105199), declared effective July 25, 2003.

(4)	Incorporated by reference to Registrant’s Report on Form 10-K for the year ended December 31, 2004, dated March __, 2005
(5)	Incorporated by reference to Registrant’s Registration Statement on Form S-11 (File No. 33-96662), declared effective on October 18, 1996.

Item 36.	Undertakings.

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 16, 2005.

INTERVEST MORTGAGE CORPORATION

By:	/s/ Lowell S. Dansker
Lowell S. Dansker
Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of March 16, 2005.

Signature	Capacity

*	Vice Chairman, President (Principal Executive Officer),
(Lowell S. Dansker)	Treasurer, (Principal Financial Officer and Principal Accounting Officer) and Director

*	Vice President, Secretary and Director
(Lawrence G. Bergman)

*	Chairman, Executive Vice President and Director
(Jerome Dansker)

*	Director
(Michael A. Callen)

*	Director
(Paul R. DeRosa)

*	Director
(Stephen A. Helman)

*	Director
(Wayne F. Holly)

(Lawton Swan, III)	Director

*	Director
(Thomas E. Willett)

*	Director
(David J. Willmott)

*	Director
(Wesley T. Wood)

*By /s/ Lawrence G. Bergman
Lawrence G. Bergman, Attorney-in-fact

EXHIBITS

TO REGISTRATION STATEMENT

ON

FORM S-11

INTERVEST MORTGAGE CORPORATION

EXHIBIT INDEX

Number Exhibit

1.1	Form of Underwriting Agreement between the Company and Sage, Rutty & Co., Inc. (the “Underwriter”).

1.2	Form of Selected Dealer Agreement.

3.1	Certificate of Incorporation of the Company.[1]

3.2	Certificate of Amendment to Certificate of Incorporation.[2]

3.3	Certificate of Amendment - Name Change.[3]

3.4	By-laws of the Company.[4]

4.1	Form of Indenture between the Company and The Bank of New York, as Trustee (the “Trustee”).

5.1	Opinion of Harris Beach LLP.*

10.1	Form of Escrow Agreement between the Company, the Underwriter and Canandaigua National Bank and Trust Company.

10.2	Form of Employment Agreement between the Company and Jerome Dansker.[5]

10.3	Amendment to Employment Agreement between the Company and Jerome Dansker.[2]

12.1	Statement re Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Harris Beach LLP is included in the opinion of Harris Beach LLP, filed as Exhibit 5.1.*

23.2	Consent of Eisner LLP

25.1	Statement of Eligibility and Qualification under Trust Indenture Act of 1939 on Form T-1 for The Bank of New York.*
__________________________
*      Previously filed

[1]	Incorporated by reference to Registrant’s Registration Statement on Form S-18 (File No. 33-27404-NY), declared effective on May 12, 1989.

[2]	Incorporated by reference to Registrant’s Report on Form 10-K for the year ended December 31, 1998.

[3]	Incorporated by reference to Registrant’s Registration Statement on Form S-11 (File No. 333-105199), declared effective July 25, 2003.

[4]	Incorporated by reference to Registrant’s Report on Form 10-K for the year ended December 31, 2004, dated March __, 2005.

[5]	Incorporated by reference to Registrant’s Registration Statement on Form S-11 (File No. 33-96662), declared effective on October 18, 1995.